Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SIGMATEL, INC.

AMOEBA ACQUISITION CORPORATION,

AMOEBA II ACQUISITION CORPORATION,

PROTOCOM CORPORATION,

CERTAIN SHAREHOLDERS OF PROTOCOM CORPORATION

AND

REN-YUH WANG, AS SHAREHOLDERS’ AGENT

July 26, 2005

3.29	International Trade Matters	35
3.30	Certain Payments	35
3.31	Information Statement	36
3.32	Vote Required	36
3.33	Warranties and Service Payment Obligations	36
3.34	Representations Complete	36

4.	Representations and Warranties of Acquiror, Merger Sub I and Merger Sub II	36

4.1	Organization, Standing and Power	36
4.2	Authority	36
4.3	SEC Documents; Financial Statements	37
4.4	Issuance of Shares	37
4.5	Merger Sub I and Merger Sub II	38
4.6	Brokers’ and Finders’ Fee	38

5.	Conduct Prior to the Effective Time of Merger I	38

5.1	Conduct of Business of Target	38
5.2	No Solicitation	40

6.	Additional Agreements	41

6.1	Information Statement/Consent Solicitation	41
6.2	Registration of Registrable Securities	41
6.3	Access to Information	44
6.4	Confidentiality	44
6.5	Public Disclosure	44
6.6	Regulatory Approval; Further Assurances	44
6.7	Cancellation of Warrants	45
6.8	Form S-8	45
6.9	Blue Sky Laws	45
6.10	Escrow Agreement	45
6.11	Listing of Additional Shares	45
6.12	Employees	46
6.13	Duty to Supplement	46
6.14	Tax Treatment	46
6.15	Tax Matters	46
6.16	Resignation of Directors	46
6.17	FIRPTA Matters	46
6.18	Approval of Shareholders	46
6.19	Required Contract Consents	46
6.20	Expenses	47
6.21	Employee Agreements	47
6.22	Acceleration of Options	47
6.23	Employee Benefits	47
6.24	Sale of Shares Pursuant to Regulation D and Regulation S	47
6.25	Securities Exemption	48

7.	Conditions to the Merger	48

7.1	Conditions to Obligations of Each Party to Effect the Mergers	48
7.2	Additional Conditions to the Obligations of Acquiror, Merger Sub I and Merger Sub II	49

7.3	Additional Conditions to Obligations of Target	51

8.	Termination, Amendment, Extension and Waiver	52

8.1	Termination	52
8.2	Effect of Termination	52
8.3	Termination Fees	52
8.4	Amendment	53
8.5	Extension; Waiver	53

9.	Escrow and Indemnification	53

9.1	Escrow Fund	53
9.2	Indemnification	54
9.3	Escrow Period; Release From Escrow	55
9.4	Claims Upon Escrow Fund	56
9.5	Objections to Claims	56
9.6	Resolution of Conflicts	56
9.7	Shareholders’ Agent	57
9.8	Third-Party Claims	59

10.	General Provisions	59

10.1	Notices	59
10.2	Counterparts	60
10.3	Entire Agreement; Nonassignability; Parties in Interest	60
10.4	Severability	61
10.5	Remedies Cumulative	61
10.6	Governing Law	61
10.7	Rules of Construction	61
10.8	Specific Enforcement	61
10.9	Guarantee	61
10.10	Amendment; Waiver	62
10.11	Incorporation of Exhibits and Schedules	62

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Agreement of Merger

Exhibit B	Certificate of Merger

Exhibit C	Escrow Agreement

Exhibit D	Voting Agreement

Exhibit E	Non-Competition and Non-Solicitation Agreement

Exhibit F	Legal Opinion

Schedules

Schedule A	Persons with Knowledge with respect to Target

Schedule B	Target Disclosure Schedule

Schedule C	Voting Agreement Signatories

Schedule D	Post-Closing Target Employees

Schedule E	Transaction Expenses Schedule

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 26, 2005 by and among SigmaTel, Inc., a Delaware corporation (“Acquiror”), Amoeba Acquisition Corporation, a California corporation and wholly owned subsidiary of Acquiror (“Merger Sub I”), Amoeba II Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub II”), Protocom Corporation, a California corporation (“Target”), Ren-Yuh Wang and Yi-Yung Jeng, certain shareholders of Target agreeing to provide certain representations and warranties under Section 3.10(u) and indemnification obligations under Section 9 hereunder (“Principal Shareholders”), and, solely with respect to Sections 6.2, 6.10 and 9 hereof, Ren-Yuh Wang, a shareholder of Target (“Shareholders’ Agent”).

RECITALS

A. The Boards of Directors of Target, Acquiror, Merger Sub I and Merger Sub II believe it is in the best interests of their respective companies and the shareholders and stockholders of their respective companies that (i) Merger Sub I merge with and into Target with Target as the surviving corporation (“Merger I”) and (ii) immediately following the effectiveness of Merger I, Target merge with and into Merger Sub II with Merger Sub II as the surviving corporation (“Merger II” and together with Merger I, collectively, the “Merger”) and, in furtherance thereof, have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

B. Pursuant to Merger I, among other things, the outstanding shares of Target preferred stock, $0.001 par value (“Target Preferred Stock”), and Target common stock, $0.001 par value (“Target Common Stock”) (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as “Target Capital Stock”), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.6(a)) upon the terms and subject to the conditions set forth herein, and Acquiror will assume all outstanding unvested options to purchase, and available shares to reserved to purchase, Target’s Common Stock pursuant to Target’s equity compensation plans.

C. Acquiror will place a portion of the Merger Consideration payable to Target’s Stockholders into escrow, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9.

D. In order to induce Acquiror, Merger Sub I and Merger Sub II to enter into this Agreement, prior to the execution thereof, Principal Shareholders and certain Shareholders set forth on Schedule C attached hereto shall deliver to Acquiror executed Voting Agreements in substantially the form attached hereto as Exhibit D (“Voting Agreement”).

E. Target, Acquiror, Merger Sub I, Merger Sub II, and Principal Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Common Stock” has the meaning set forth in Section 2.6(a)(i).

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(b).

“Acquiror Material Adverse Effect” has the meaning set forth in Section 4.2.

“Acquiror SEC Documents” has the meaning set forth in Section 4.3.

“Acquiror Termination Fee” has the meaning set forth in Section 8.3(a)(ii).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Affiliate” means any Person that is directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.6(a).

“Agreed Acceleration of Options” has the meaning set forth in Section 6.22.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” has the meaning set forth in Section 3.2.

“Annual Retention Bonus” has the meaning set forth in Section 2.11.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Assumed Per Share Exercise Price” has the meaning set forth in Section 2.6(d)(ii).

“Average Closing Price” has the meaning set forth in Section 2.6(d)(ii).

“BM” has the meaning set forth in Section 6.15.

“Bonus Eligible Employee” has the meaning set forth in Section 2.11.

“Cash Consideration” has the meaning set forth in Section 2.6(a)(i).

“CERCLA” has the meaning set forth in Section 3.21(a)(i).

“CFRA” has the meaning set forth in Section 3.23(h).

“Certificate” has the meaning set forth in Section 2.7(c).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” means a balance sheet of Target as of the Closing Date prepared by Acquiror in accordance with GAAP as applied by Target in preparing the Target Balance Sheet.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Option Schedule” has the meaning set forth in Section 2.6(d)(iii).

“Closing Payment Schedule” has the meaning set forth in Section 2.6(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in Recital F.

“Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Contemplated Transactions” shall mean the transactions and other matters contemplated by this Agreement, including the Mergers.

“Copyrights” has the meaning set forth in Section 3.10(a)(i).

“Damages” has the meaning set forth in Section 9.2(b).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 2.6(j).

“DLA Piper” has the meaning set forth in Section 6.15.

“Domain Names” has the meaning set forth in Section 3.10(a)(i).

“EDP Agreements” has the meaning set forth in Section 3.10(o).

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time of Merger I” has the meaning set forth in Section 2.2.

“Effective Time of Merger II” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 3.21(a)(i).

“Equity Consideration” has the meaning set forth in Section 2.6(a)(ii).

“Equity Percentage” has the meaning set forth in Section 2.6(a)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Escrow Agent” has the meaning set forth in Section 9.1(a).

“Escrow Agreement” has the meaning set forth in Section 6.10.

“Escrow Fund” has the meaning set forth in Section 2.7(b).

“Escrow Shares” has the meaning set forth in Section 2.7(i).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” has the meaning set forth in Section 2.7(b).

“Exchange Ratio” has the meaning set forth in Section 2.6(a)(ii).

“Filing Effective Date” has the meaning set forth in Section 6.2(a).

“FMLA” has the meaning set forth in Section 3.23(h).

“Governmental Entity” has the meaning set forth in Section 3.2.

“GPL” has the meaning set forth in Section 3.10(a)(v).

“Hazardous Materials” has the meaning set forth in Section 3.21(a)(ii).

“HIPPA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holder” has the meaning set forth in Section 6.2(a).

“In-Bound License Agreement” has the meaning set forth in Section 3.15(c).

“Independent Accounting Firm” means any independent accounting firm of national reputation (other than PricewaterhouseCoopers LLP) mutually agreed upon by Acquiror and the Shareholders’ Agent.

“Information Statement” has the meaning set forth in Section 3.31.

“International Trade Law” has the meaning set forth in Section 3.29.

“IP Encumbrance” has the meaning set forth in Section 3.10(l).

“IP Rights” has the meaning set forth in Section 3.10(a)(i).

“Knowledge,” “Known” or “Know” means (i) with respect to an individual, that individual’s actual awareness of the fact or other matter after reasonable due diligence inquiry and investigation of facts, and (ii) with respect to a Person (other than an individual), the actual awareness of any individual who is currently serving as a director or executive officer of that Person of the fact or other matter after due diligence inquiry and investigation of facts; provided, further, that Target shall be deemed to have “Knowledge”, “Known” or “Know” a fact or other matter if any director of Target, any executive officer of Target or any of the Individuals listed on Schedule A has Knowledge, has Known or does Know of such fact or matter after due diligence inquiry and investigation of facts.

“Lease” and “Leases” have the meanings set forth in Section 3.20(a).

“LGPL” has the meaning set forth in Section 3.10(a)(v).

“Limitation” has the meaning set forth in Section 9.2(c).

“Material Contract” has the meaning set forth in Section 3.15(c).

“Merger I” has the meaning set forth in Recital A.

“Merger II” has the meaning set forth in Recital A.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means the Cash Consideration and the Equity Consideration.

“Merger Sub I” has the meaning set forth in the introductory paragraph.

“Merger Sub II” has the meaning set forth in the introductory paragraph.

“NASD” has the meaning set forth in Section 4.2.

“Non-Assumed Target Option” has the meaning set forth in Section 2.6(d)(i).

“Number of Assumed Shares” has the meaning set forth in Section 2.6(d)(ii).

“Officer’s Certificate” has the meaning set forth in Section 9.4.

“Option Exchange Ratio” has the meaning set forth in Section 2.6(d)(ii).

“Patent Rights” has the meaning set forth in Section 3.10(a)(ii).

“Pension Plan” has the meaning set forth in Section 3.23(d).

“Per Share Purchase Price” has the meaning set forth in Section 2.6(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Public Software” has the meaning set forth in Section 3.10(a)(v).

“RCRA” has the meaning set forth in Section 3.21(a)(i).

“Real Estate” has the meaning set forth in Section 3.20(b).

“Record Date” shall mean the record date for the written consents of the Shareholders of Target adopting this Agreement.

“Registration Statement” has the meaning set forth in Section 6.2(a).

“Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 3.15(b).

“Required Merger Stockholder Vote” has the meaning set forth in Section 3.32.

“Resumption Notice” has the meaning set forth in Section 6.2(a)(iii).

“Retention Bonus Pool” has the meaning set forth in Section 2.11.

“Retention Bonus Payment Date” has the meaning set forth in Section 2.11.

“Retention Bonus Schedule” has the meaning set forth in Section 2.11.

“Returns” has the meaning set forth in Section 3.22(b).

“SEC” has the meaning set forth in Section 4.2.

“Securities Act” has the meaning set forth in Section 3.12.

“Shareholder” has the meaning set forth in Section 2.6(c).

“Shareholders’ Agent” has the meaning set forth in the introductory paragraph.

“Survival Period” has the meaning set forth in Section 9.2(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation I” has the meaning set forth in Section 2.1.

“Suspension Right” has the meaning set forth in Section 6.2(a)(ii).

“Suspension Notice” has the meaning set forth in Section 6.2(a)(ii).

“Target” has the meaning set forth in the introductory paragraph.

“Target 401(k) Plan” has the meaning set forth in Section 7.2(m).

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Capital Stock” has the meaning set forth in Recital B.

“Target Common Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employees” has the meaning set forth in Section 2.11.

“Target Employee Plans” has the meaning set forth in Section 3.23(a).

“Target Financial Statements” has the meaning set forth in Section 3.4.

“Target Material Adverse Effect” has the meaning set forth in Section 3.1.

“Target Option” has the meaning set forth in Section 2.6(d).

“Target Option Plan” has the meaning set forth in Section 3.5(a).

“Target Preferred Stock” has the meaning set forth in Recital B.

“Target Termination Fee” has the meaning set forth in Section 8.3(a)(i).

“Target Warrants” has the meaning set forth in Section 3.5(a).

“Target’s Current Facilities” has the meaning set forth in Section 3.21(b).

“Target’s Facilities” has the meaning set forth in Section 3.21(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.22(a).

“Termination Date” has the meaning set forth in Section 9.3(a).

“Trademark Rights” has the meaning set forth in Section 3.10(a)(iv).

“Transaction Expenses” shall mean any fee, cost, expense, payment or expenditure of Target incurred or accrued through the Effective Time of Merger I incurred in connection with this Agreement, the Contemplated Transactions, or arising as a payment outside of the ordinary course of business as result of the Contemplated Transactions; provided, however, that “Transaction Expenses” shall in no event include any employee severance or integration fee, cost, expense, payment or expenditure that is or may become payable in connection with the transactions contemplated by this agreement or as a result of actions taken after the Effective Time of Merger I, or those specifically approved expenses to be incurred by the Target as set forth on Schedule E attached hereto as of the date hereof.

“Transaction Expense Excess Amount” has the meaning set forth in Section 2.6(b).

“Transaction Expense Threshold” has the meaning set forth in Section 2.6(b).

“Unvested Target Option” has the meaning set forth in Section 2.6(a)(ii).

“Voting Agreement” has the meaning set forth in Recital D.

“WARN” has the meaning set forth in Section 3.23(l).

2. The Mergers.

2.1 The Mergers. At the Effective Time of Merger I and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code (the “California Law”), Merger Sub I shall be merged with and into Target, the separate corporate existence of Merger Sub I shall cease and Target shall continue as the surviving corporation in Merger I (the “Surviving Corporation I”). At the Effective Time of Merger II and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Surviving Corporation I shall be merged with and into Merger Sub II, the separate corporate existence of Surviving Corporation I shall cease and Merger Sub II shall continue as the surviving corporation in Merger II (the “Surviving Corporation”). The Mergers shall be structured as back-to-back Mergers (reverse triangular merger under Code Sections 368(a)(1)(A) and 368(a)(2)(E) followed immediately by a forward triangular merger of Surviving Corporation I into Merger Sub II under Code Sections 368(a)(1)(A) and 368(a)(2)(D).

2.2 Closing; Effective Time. Unless this Agreement has been previously terminated pursuant to its terms, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (excluding provisions that, by their nature, cannot be satisfied until the Closing Date), or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 1221 South MoPac Expressway, Suite 400, Austin, Texas 78746-6875, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause Merger I to be consummated by the filing of an Agreement of Merger for Merger I in substantially the form attached hereto as Exhibit A (the “Agreement of Merger”), together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the California Law (the time of such filing being the “Effective Time of Merger I”). Subject to the provisions of this Agreement, a Certificate of Merger for Merger II, satisfying the applicable requirements of the DGCL and the California Law and in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), shall be duly executed by Merger Sub II and concurrently with or as soon as practicable following the Effective Time of Merger I filed with the Secretary of State of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the “Effective Time of Merger II” and, together with Effective Time of Merger I, the “Effective Time”).

2.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California Law and DGCL.

2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time of Merger I, the Articles of Incorporation of Surviving Corporation I shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with the California Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time of Merger I, Article I of the Articles of Incorporation of Surviving Corporation I shall be amended to read as follows: “The name of the corporation is Protocom Corporation.”

(b) At the Effective Time of Merger I, the Bylaws of Surviving Corporation I shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(c) The Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time of Merger II shall be in a form approved by Acquiror. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated consistently with Section 2.4(a) of this Agreement, as applicable.

(d) The Bylaws of the Surviving Corporation shall be amended and restated consistently with Section 2.4(b) of this Agreement, as applicable.

2.5 Directors and Officers. At the Effective Time of Merger I, the directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I shall be the directors and officers of the Surviving Corporation I, to serve until their respective successors are duly elected or appointed and qualified. At the Effective Time of Merger II, the directors and officers of Surviving Corporation I immediately prior to the Effective Time of Merger II shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock in Merger I. At the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Merger Sub I, Target or the holders of any of the following securities:

(a) The per share price shall equal the amount obtained by dividing (A) $47,000,000, as adjusted pursuant to Section 2.6(b) and to Section 7.2.(r) below (the “Aggregate Purchase Price”), by (B) the sum of (1) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time of Merger I, including shares of Target Common Stock issuable, immediately prior to the Effective Time of Merger I, upon conversion of all issued and outstanding Target Preferred Stock and all Target Preferred Stock issuable upon the exercise or conversion of all issued and outstanding Target Warrants convertible into Target Preferred Stock and (2) the total number of shares of Target Common Stock issuable, immediately prior to the Effective Time of Merger I, upon the exercise or conversion of all issued and outstanding vested and exercisable Target Options into Target Common Stock (the “Per Share Purchase Price”).

(i) Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with Section 2.6(g) and Dissenting Shares) shall be converted and exchanged into Target Common Stock, effective immediately prior to the Effective Time of Merger I, and thus the right to receive an amount described below in Section 2.6(a)(ii).

(ii) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(f) and Dissenting Shares) shall be converted and exchanged into the right to receive an amount equal to the Per Share Purchase Price, which shall be payable in an amount equal to the Per Share Purchase Price, forty percent (40%) of which shall be payable in cash (the “Cash Consideration” ) and sixty percent (60%) of which (the “Equity Percentage”) shall be payable with a fraction (the “Equity Exchange Ratio”) of a share of validly issued, fully paid and nonassessable common stock, $0.001 par value, of Acquiror (“Acquiror Common Stock”) which equals the amount obtained by (A) dividing the Per Share Purchase Price by the average of the closing prices of a share of Acquiror Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending on the last trading day prior the execution of this Agreement (the “Average Closing Price”) and (B) multiplying the quotient of (A) by the Equity Percentage (the “Exchange Ratio”) (such equity consideration, the “Equity Consideration”).

(b) To the extent Target’s Transactions Expenses as calculated as of immediately prior to the Closing exceeds $100,000 (the “Transaction Expense Threshold”) in the aggregate at the Closing Date, the Aggregate Purchase Price shall be reduced by an amount equal to the amount, if any, by which Target’s Transaction Expenses exceeds the Transaction Expense Threshold at the time of Closing (the “Transaction Expenses Excess Amount”). Any of Target’s Transactions Expenses in excess of the Transaction Expense Threshold shall be paid as liability of Target’s Shareholders, and so, to the extent that Transaction Expenses Excess Amounts are discovered after the Closing, and are not deducted from the Aggregate Purchase Price, they shall be paid out of the Escrow Fund irrespective of any Limitation set forth in Section 9.2(d). Schedule E provides a reasonable, good faith estimate of all Transaction Expenses incurred or to be incurred by or on behalf of Target as of the date on or prior to the date of this Agreement, and shall on two (2) days prior to the Closing be updated to provide for all Transaction Expenses that are or will become payable by Target.

(c) Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror a definitive closing payment schedule (the “Closing Payment Schedule”) accurately setting forth: (i) the name of each holder of Target Capital Stock immediately prior to the Effective Time of Merger I (after giving effect to any exercises of Target Options or Target Warrants prior to the Effective Time of Merger I) (each, a “Shareholder”); (ii) the number of shares of Target Capital Stock of each class and series held by each such Shareholder immediately prior to the Effective Time of Merger I; (iii) the shares of Acquiror Common Stock to be withheld and contributed to the Escrow Fund on behalf of each such Shareholder pursuant to Section 2.7(i); and (iv) the Cash Consideration and the number of shares of Acquiror Common Stock that each such Shareholder is entitled to receive at the Closing pursuant to Section 2.6 (after deduction of the Escrow Share amounts to be withheld and contributed to the Escrow Fund on behalf of such Shareholder pursuant to Section 2.7(i)). The Closing Payment Schedule shall be accompanied by reasonable documentation which supports the information provided therein (including written confirmations from those Target Representatives, if any, identified by Acquiror as of the date of this Agreement as to all amounts paid, owed and to be owed by Target to such Representative in connection with the transactions contemplated by this Agreement and copies of all relevant invoices therefrom).

(d) Target Stock Options.

(i) Vested Options. At the Effective Time of Merger I, each option to purchase Target Common Stock (each a “Target Option”) that was granted under the Target Option Plan and is outstanding immediately prior to the Effective Time of Merger I and (A) held by an employee of Target and is vested as of the Effective Time of Merger I or (B) held by a non-employee of Target, whether or not vested (each option described in clause (A) or (B) being a “Non-Assumed Target Option”), shall not be assumed by Acquiror and, accordingly, at the Effective Time of Merger I shall remain vested and exercisable for such number of shares of Target Capital Stock subject to such Non-Assumed Target Option to the extent of its vesting and, to the extent not exercised at or before the Effective Time of Merger I, shall terminate and cease to be outstanding immediately upon the Effective Time of Merger I, in each case in accordance with the terms of each of the Target Option Plan and the applicable stock option agreement. However, Target shall enter into an agreement with each holder of an outstanding Non-Assumed Target Option which will provide such holder with the following rights: (A) the right to exercise the Non-Assumed Target Option to the extent of its vesting, determined as of the Effective Time of Merger I, as proximately as possible prior to the Effective Time of Merger I by such holder’s payment to Target of the applicable exercise price in United States currency or immediately available funds in accordance with the terms of the applicable stock option agreement for such Non-Assumed Option and (B) the right to receive with respect to the Target Common Stock acquired upon such exercise of the Non-Assumed Target Option the applicable Cash Consideration and Equity Consideration in accordance with Section 2.6(a)(ii). Any such executed and binding agreement of any exercising option holder shall be provided to Target at least three (3) business days prior to the Effective Time of Merger I in order for Target to prepare, and Acquiror to review, the Closing Option Schedule, Closing Payment Schedule and Updated Target Disclosure Schedule, which shall be amended to reflect the shares exercised and amounts received by Target for the exercises of Non-Assumed Target Options described above. At the Effective Time of Merger I, all shares of Target Capital Stock distributable pursuant to the exercise of the rights authorized pursuant to this Section 2.6(d)(i), shall be certificated and held by Target’s corporate secretary for purposes of the exchange procedures set forth in Section 2.7 below. Upon the exercise of Non-Assumed Target Options, Target shall satisfy all of its tax withholding obligations with respect to such exercises.

(ii) Unvested Options/Reserve. At the Effective Time of Merger I, Acquiror shall assume all Target Options outstanding at the Effective Time of Merger I which are not Non-Assumed Target Options and which do not otherwise terminate with their terms at the Effective Time of Merger I (the “Unvested Target Options”). Each Unvested Target Option so assumed by Acquiror shall be deemed to constitute an option to acquire a number of shares of Acquiror Common Stock (the “Number of Assumed Shares”) at an exercise price per share of Acquiror Common Stock (the “Assumed Per Share Exercise Price”) determined as follows:

a) The Assumed Per Share Exercise Price shall be a dollar amount (rounding any fractional cent up to the nearest whole cent) which bears the same relationship to the fair market value of a share of Acquiror Common Stock immediately after the Effective Time of Merger I as the exercise price per share of Target Common Stock subject to the assumed Unvested Target Option immediately prior to the Effective Time of Merger I bears to the fair market value of a share of Target Common Stock immediately prior to the Effective Time of Merger I.

b) For the purposes of this Section,

i) the fair market value of a share of Acquiror Common Stock immediately after the Effective Time of Merger I shall be deemed to be equal to the average of the closing prices of a share of Acquiror Common Stock on the Nasdaq National Market for the five (5)

consecutive trading days beginning on the date of the Effective Time of Merger I or such other measure of such fair market value as may be required to avoid subjecting the assumed Unvested Target Options to Section 409A of the Code;

ii) the fair market value of a share of Target Common Stock immediately prior to the Effective Time of Merger I shall be equal to the fair market value of the consideration payable pursuant to Section 2.6(a)(ii) with respect to a share of Target Common Stock, taking into account with respect to the Equity Consideration component of such consideration the fair market value of a share of Acquiror Common Stock immediately prior to the Effective Time of Merger I; and

iii) the fair market value of a share of Acquiror Common Stock immediately prior to the Effective Time of Merger I shall be deemed to be equal to the average of the closing prices of a share of Acquiror Common Stock on the Nasdaq National Market for the five (5) consecutive trading days immediately preceding the date of the Effective Time of Merger I or such other measure of such fair market value as may be required to avoid subjecting the assumed Unvested Target Options to Section 409A of the Code.

c) The Number of Assumed Shares shall be a number of shares of Acquiror Common Stock (rounding any fractional share down to the next whole share) determined by dividing (1) the product of (X) the number of shares of Target Common Stock subject to the assumed Unvested Target Option at the Effective Time of Merger I and (Y) the difference between the fair market value of a share of Target Common Stock immediately prior to the Effective Time of Merger I (as determined pursuant to subsection (B) above) and the exercise price per share of Target Common Stock subject to the assumed Unvested Target Option immediately prior to the Effective Time of Merger I by (2) the difference between the fair market value of a share of Acquiror Common Stock immediately after the Effective Time of Merger I (as determined pursuant to subsection (B) above) and the Assumed Per Share Exercise Price.

(iii) Schedule 2.6(d) sets forth a true and complete list as of the date hereof of each outstanding Target Option, with information specified in detail below in this subsection, and the number of shares available for issuance under the Target Option Plan. Target has represented and warranted in Section 3.5 to Acquiror that Schedule 2.6(d) accurately sets forth the following information with respect to each Target Option as of the date of execution of this Agreement: (i) the name of the holder of each outstanding Target Option, and whether or not such holder is a then-employed employee of Target; (ii) the Target Option Plan pursuant to which such Target Option was granted; (iii) the number of shares of Target Common Stock subject to such Target Option, and the applicable exercise price per share of Target Common Stock; (iv) the vesting schedule applicable to such Target Option (including the number of shares vested and unvested as of the date hereof); (v) to the extent applicable, a description of any acceleration of vesting provisions to which such Target Option is subject; (vi) the expiration date of such Target Option; and (vii) the tax status of such Target Option. At the Closing, Target shall deliver to Acquiror a definitive closing option schedule (the “Closing Option Schedule”) accurately setting forth: (A) the information described in clauses “(i)” through “(vii)” of the preceding sentence immediately prior to the Effective Time of Merger I, (B) the Option Exchange Ratio and (C) the number of shares of Acquiror Common Stock that will be subject to each Target Option immediately after its assumption by Acquiror at the Effective Time of Merger I, and the applicable exercise price per share of Acquiror Common Stock.

(iv) Prior to the Effective Time of Merger I, Target and Acquiror shall take all action that may be necessary (under the Target Option Plans or otherwise) to effectuate the provisions of this Section 2.6(d) and to ensure that, from and after the Effective Time of Merger I, holders of Target Options have no rights with respect to such Target Options other than those specifically provided in this Section 2.6.

(e) Target Warrants. At the Effective Time of Merger I, all warrants and options (other than those granted under the Target Option Plan and assumed above in Section 2.6(d)(ii)) to purchase Target Capital Stock then outstanding (“Target Warrants”) shall be cancelled in accordance with Section 6.7.

(f) Cancellation of Target Capital Stock Owned by Acquiror and Treasury Stock. At the Effective Time of Merger I, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time of Merger I, and each share of Target Capital Stock that is held in the treasury of Target, shall automatically be canceled and extinguished without any conversion thereof and no Merger Consideration shall be deliverable in exchange therefor.

(g) Capital Stock of Merger Sub I. At the Effective Time of Merger I, each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time of Merger I shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation I. Each stock certificate of Merger Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation I.

(h) Adjustments to Exchange Ratio. The Exchange Ratio, the Option Exchange Ratio and Merger Consideration payable with respect to Target Capital Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock, Target Preferred Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time of Merger I.

(i) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each Stockholder who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror a share of Acquiror Common Stock rounded to the nearest whole share.

(j) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with the California Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. Target shall give Acquiror prompt notice of any such demand received by Target, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each holder of Dissenting Shares who, pursuant to the provisions of the California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a Certificate or Certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 2.6(j) and the Agreement of Merger less the portion of the Merger

Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined in Section 2.7(i) hereof) in respect of such shares of Target Capital Stock pursuant to Section 2.7(i) and Section 9 hereof.

2.7 Surrender of Certificates.

(a) Exchange Agent. Computer Share shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time of Merger I, Acquiror shall supply or cause to be supplied to the Exchange Agent for the benefit of the holders of the Certificates for exchange in accordance with this Section 2.7 through such reasonable procedures as Acquiror may adopt and as are reasonably acceptable to Target (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 2.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time of Merger I, less the number of shares of Acquiror Common Stock to be deposited into an indemnity escrow fund (the “Escrow Fund”) pursuant to the requirements of Section 2.7(i) and Section 9, and (ii) cash in an amount sufficient to permit the payment of the Aggregate Cash Consideration to be paid pursuant to Section 2.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time of Merger I, less cash in an amount equal to the Transaction Expenses Excess Amount (the “Exchange Fund”).

(c) Exchange Procedures. Promptly on and after the Effective Time of Merger I, the Acquiror shall direct the Exchange Agent to obtain from or mail to each holder of record of Target Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the stock certificates representing shares of Target Capital Stock (each a “Certificate”) shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in customary form and have such other provisions as Acquiror may reasonably specify, including but not limited to, a general release of claims against the Target and its Representatives with respect to all matters relating to or arising out of the ownership of the securities or Target or as a shareholder of Target, and as are reasonably acceptable to Target, representations as to ownership of the Target Capital Stock, any applicable lock-up restrictions relating to the shares of Acquiror Common Stock under Section 6.2 hereof, and a joinder to the indemnity obligations of Section 9.2(b)(iv) hereof); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore (i) the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 2.7(i) and Section 9 hereof; (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d); (iii) a check in the amount equal to the portion of the Aggregate Cash Consideration that such holder has the right to receive pursuant to this Section 2; and (iv) cash (without interest) in respect of fractional shares as provided in Section 2.6(j), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time of Merger I represented shares of Target Capital Stock will be deemed from and after the Effective Time of Merger I, for all corporate purposes other than the payment of dividends (subject to Section 2.7(d), to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted, the right to receive the portion of the Aggregate Cash Consideration which shall be issued for such Target Capital Stock and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time of Merger I will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time of Merger I theretofore payable (but for the provisions of this Section 2.7(d)) with respect to such shares of Acquiror Common Stock.

(e) Transfers of Ownership. At the close of business on the date of the Effective Time of Merger I, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Shareholders twelve (12) months after the Effective Time of Merger I shall be delivered to Acquiror, upon demand, and any Shareholders who have not previously complied with this Section 2.7 shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Acquiror Common Stock.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

(i) Escrow. As soon as practicable after the Effective Time of Merger I, and subject to and in accordance with the provisions of Section 9 hereof and the Escrow Agreement, Acquiror shall cause to be delivered an aggregate amount of $4,700,000 (or such lesser amount which shall be equal to 10% of the Aggregate Purchase Price in the event such amount is adjusted under Section 7.2 (r) hereof) of the Merger Consideration to the Escrow Agent (as defined in Section 9 hereof), 100 percent (100%) of which shall be represented by a certificate or certificates representing shares of Acquiror Common Stock to be issued at the Closing (the “Escrow Shares”) (which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.7). For the purpose of valuing Acquiror Common Stock which shall be the Escrow Shares, the value of such shares shall be the Average Closing Price. Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 9. To the extent not used for such purposes, such shares shall be released, all as provided in Section 9.

2.8 Effect on Capital Stock in Merger II. At the Effective Time of Merger II, each share of common stock of Surviving Corporation I issued and outstanding immediately prior to the Effective Time of Merger II shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Surviving Corporation I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.9 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time of Merger I. If, after the Effective Time of Merger I, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends or distributions) as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Employee Retention Bonus; Allocation. In addition to the Merger Consideration, for the benefit of Target, Acquiror shall set aside and reserve a cash amount equal to $3,000,000 above the Aggregate Purchase Price (the “Retention Bonus Pool”) to distribute to certain employees of Target who shall be offered employment by Acquiror listed on Schedule D, to be mutually determined by Acquiror and Target prior to the Closing (the “Target Employees”), to remain with the Surviving Corporation immediately after the Closing pursuant to the terms set forth herein. Prior to Closing, Target and Acquiror shall mutually agree upon a schedule under which each of the Target Employees shall be paid from the Retention Bonus Pool (“Retention Bonus Schedule”), with the applicable agreed upon bonus amounts set forth opposite such employee’s name on such Retention Bonus Schedule under the heading “Retention Bonus Aggregate Payment.” The Retention Bonus Pool shall be paid in three equal aggregate installments of $1,000,000 (each an “Annual Retention Bonus”) on each of the three annual anniversary dates of the Closing Date (each, a “Retention Bonus Payment Date”) to all of the Target Employees who are then employed with the Acquiror, provided, further, that on each of the Retention Bonus Payment Dates at least half of the Target Employees originally listed on Schedule 6.11 are then employed by Acquiror (for the purposes of this calculation, all Target Employees who are terminated by Acquiror without cause shall not be included), and for certain Target Employees indicated on the Retention Bonus Schedule as “Target Management Employees”, in addition to the foregoing requirements, they may only share in the Annual Retention Bonus if at least half of those Target Employees who are not indicated as Target Management Employees remain employed by the Acquiror on such Retention Bonus Payment Date (each such Target Employee eligible to share in the Annual Retention Bonus, an “Bonus Eligible Employee”). On each Retention Bonus Payment Date, each Bonus Eligible Employee will share in the Annual Retention Bonus pro rata amongst all then remaining Bonus Eligible Employees. The calculation of pro rata for each Bonus Eligible Employee shall be the quotient determined by such Bonus Eligible Employee’s Retention Bonus Aggregate Payment divided by the sum of all of the then Bonus Eligible Employees’ Retention Bonus Aggregate Payments. The payment of any portion of the Annual Retention Bonus shall be subject to the Target Employee’s execution and delivery of the Acquiror’s form of at-will employment offer letter, proprietary rights agreements, and a Non-competition and Non-solicitation Agreement substantially in the form attached hereto as Exhibit E to Acquiror duly executed by such employee; and provided, further, that Acquiror shall withhold from such any amount of Annual Retention Bonus paid to each Target Employee the applicable income, unemployment, FICA, social security and other taxes and pay such taxing authority all such amounts in accordance with Acquiror’s standard payroll practices.

2.12 Tax Consequences. For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.13 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub I, Merger Sub II, Principal Shareholders and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Mergers in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, of Merger I or the Effective Time of Merger II, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, Merger Sub I and Merger Sub II, the officers and directors of Target, Merger Sub I and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3. Representations and Warranties of Target and Principal Shareholders. Target and, in the instance of certain representations made in Section 3.10(u), the Principal Shareholders, represent and warrant to Acquiror, Merger Sub I and Merger Sub II that the statements contained in this Section 3 are true and correct, except as specifically disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement attached hereto as Schedule B (the “Target Disclosure Schedule”).

3.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Target has the corporate power to own its properties and to carry on its business as it is now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect (as defined below). Target has delivered or made available to Acquiror a true and correct copy of the Articles of Incorporation and Bylaws of Target, each as amended to date. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Target has no Subsidiaries (as defined below). Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. As used herein, the term “Target Material Adverse Effect” shall mean the occurrence of any event, change, circumstance or effect, except for economic changes of general effect or changes affecting the semiconductor industry in general, that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects) (A) is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target in each case taken as a whole, or (B) would prevent Target’s ability to consummate the transactions contemplated herein.

3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party (the “Ancillary Agreements”) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, subject only to the adoption of this Agreement by the Shareholders as contemplated herein. The Board of Directors of Target has unanimously (a) approved this Agreement and Mergers; (b) determined that in its opinion the Mergers are in the best interests of the Shareholders and are on terms that are fair to such Shareholders; and (c) recommended that the Shareholders adopt this Agreement. This Agreement and the Ancillary Agreements have been duly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding obligations of the other parties thereto, this Agreement constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement and the Ancillary Agreements by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Articles of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger and the Certificate of Merger, together with the required officers’ certificates as provided in Section 2.2; (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Target Material Adverse Effect and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

3.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the business of Target or the holding of any such interest and all of such authorizations are in full force and effect, with respect to paragraphs (a) and (b) in each case.

3.4 Financial Statements.

(a) Target has delivered to Acquiror its unaudited financial statements for each of the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the six-month period ended June 30, 2005 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b) Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.5 Capitalization.

(a) The authorized capital of Target consists of 80,610,000 authorized shares of capital stock, consisting of: 59,000,000 shares of Target Common Stock authorized, of which 8,981,529 shares are issued and outstanding; and 21,610,000 shares of Target Preferred Stock authorized, of which 4,000,000 shares are designated as Series A Convertible Preferred Stock and 4,000,000 shares are issued and outstanding, 4,000,000 shares are designated as Series B Convertible Preferred Stock and 4,000,000 shares are issued and outstanding, 4,000,000 shares are designated as Series C Convertible Preferred Stock and 4,000,000 shares are issued and outstanding and 9,610,000 shares are designated as Series D Convertible Preferred Stock and 7,610,000 shares are issued and outstanding. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, or arising under applicable federal state or local securities laws. As of the date of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Target of any shares of its Capital Stock, except for: (i) options to purchase 6,980,423 shares of Common Stock outstanding under the Company’s 2000 Stock Option Plan (the “Target Option Plan”), under which there were 8,700,000 shares of Target Common Stock reserved for issuance, 1,681,529 shares have previously been exercised and 38,018 shares are reserved for future option grants; and (ii) a Warrant to purchase 160,000 shares of Series D Convertible Preferred Stock at $1.00 per share to the party set forth on Schedule 3.5(a) (the “Target Warrant”) issued and outstanding. Target has delivered to Acquiror true and complete copies of each form of agreement and Target Option Plan evidencing each Target Option. All of the information contained in Schedule 2.6(e) is accurate and complete as of the date of this Agreement. Section 3.5(a) of the Target Disclosure Schedule sets forth as of the date of this Agreement the name of each Warrant holder, the class and series and number of shares of Target Capital Stock subject to each Warrant and the applicable exercise price for each Warrant. Target has delivered to Acquiror a true and complete copy of the Target Warrant, and all arrangements regarding the Target Warrant has been reduced to writing by Target. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except for the impending Series D investment referred to in Section 7.2(r), for which an amendment to Target’s Amended and Restated Articles will be duly and validly filed to increase the authorized number of shares of Preferred Stock and Series D Convertible Preferred Stock so as to be enable Target to complete such investment. All shares of Target Common Stock issuable upon conversion of the Target Preferred Stock or upon exercise of the Target Options described in this Section 3.5(a), and all shares of Target Capital Stock issuable upon exercise of the Target Warrant described in this Section 3.5(a), will be, when issued pursuant to the respective terms of such Target Preferred Stock, Target Options or the Target Warrant, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (i) between or among Target and any of the Shareholders; and (ii) to Target’s Knowledge, between or among any of the Shareholders. All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. All shares of outstanding Target Capital Stock issued to international shareholders domiciled outside the United States was effected in compliance with, and remain in compliance with, Regulation S as promulgated under the Securities Act, and Target has no Knowledge of any violation related thereto.

(b) With respect to each Shareholder, Section 3.5(b) of the Target Disclosure Schedule sets forth as of the date of this Agreement the number of shares of Target Common Stock and Target Preferred Stock that each shareholder holds of record (specifically listing the number of shares of Target Common Stock any Target Preferred Stock owned by such Shareholder is convertible into), and the address and state of residence of such Shareholder, which address and state of resident is as set forth in the books and records of Target.

(c) All of the information contained in the Closing Payment Schedule and the Closing Option Schedule will be accurate and complete immediately prior to the Effective Time of Merger I. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with the Target Articles of Incorporation and the California Law.

(d) None of the outstanding shares of Target Capital Stock is entitled or subject to any preemptive right, right of participation or similar right. Other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock is subject to any right of first refusal or similar right in favor of the Target or any other Person. There is no contract or agreement of Target (other than this Agreement) relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

3.6 Absence of Certain Changes. Since December 31, 2004 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Target Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of Target Capital Stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business or listed on the Target Disclosure Schedule, or any material amendment or termination (other than expiration in accordance with its terms) of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Articles of Incorporation or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, other than in the ordinary course of business and in amounts consistent with Target’s past business practices; or (h) any arrangement, commitment or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its Representatives regarding the transactions contemplated by this Agreement). At the Effective Time of Merger I, there will be no accrued but unpaid dividends on shares of Target Capital Stock.

3.7 Absence of Undisclosed Liabilities. Target does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target included in the Target Financial Statements prepared in accordance with GAAP applied on a consistent basis with Target’s historical accounting practices as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement; and (e) those that are otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Section 3.7 of the Target Disclosure Schedule.

3.8 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Target, explicitly threatened against Target or any of its properties or any of its officers or directors (in their capacities as such).

(b) There is no proceeding pending or, to Target’s Knowledge, explicitly threatened, nor has any claim or demand been made that (i) challenges the right, title or interest of Target in, to or under the IP Rights in which Target has (or purports to have) any right, title or interest, or the validity, enforceability or claim construction of any Patent Rights comprising such IP Rights, or (ii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of IP Rights of any other Person.

(c) There is no judgment, decree or order against Target or, to the Knowledge of Target, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any IP Rights in which Target has (or claims to have) any right, title or interest; (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that could reasonably be expected to have a Target Material Adverse Effect.

(d) All litigation to which Target is a party (or, to the Knowledge of Target, to which Target has been explicitly threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business of Target as currently conducted or as currently proposed to be conducted by Target.

3.10 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain names and domain name registrations for all URL registrations for Internet websites (“Domain Names”), moral rights, trade secrets, know how rights, technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, formulae, technical data, computer programs, hardware, software, processes and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

(ii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright treaties.

(iii) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include, without limitation, utility patents, design patents, certificates of invention and applications for certificates of invention and related priority rights) in any country, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(iv) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names.

(v) “Public Software” shall mean (A) any version of the GNU General Public License (the “GPL”), (B) any version of the GNU Lesser Public License (formerly known as the GNU Library Public License) (the “LGPL”), (C) any license that satisfies Version 1.9 of the Open Source Definition of the Open Source Initiative, (D) any other license of any computer program that requires source code of the computer program to be made generally available to the public or requires any distribution of source code by licensees of the computer program or any derivative work of or work derived from the computer program, (E) any other license of any computer program (or part thereof) (the “first computer program”) if that license requires, as a condition of that license or any right under it, that a modified version of the first computer program or another computer program that is based, in whole or in part, on the first computer program, be licensed to all third parties or the public either implied, royalty-free.

(b) Part 1 of Section 3.10(b) of the Target Disclosure Schedule lists all of the Patent Rights, the Domain Names, and the Trademark Rights owned by Target, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks or domain names have been registered, and trademark applications have been filed.

(c) Except as set forth in Section 3.10(c) of the Target Disclosure Schedule, Target does not jointly own, license or claim any right, title or interest with any other Person in or to any IP Rights.

(d) No current or former officer, manager, director, shareholder, predecessor-in-interest, member, employee, consultant or independent contractor of Target has any right, title or interest in, to or under any material IP Rights in which Target has (or purports to have) any right, title or interest that has not been exclusively and irrevocably assigned or otherwise transferred to Target.

(e) No third Person has in writing challenged or has threatened to challenge, nor is there any proceeding pending or threatened, nor has any written claim or demand been made that challenges the right, title or interest of Target in, to or under the IP Rights in which Target has (or purports to have) any right, title or interest, or the legality, validity, enforceability of such IP Rights or the claim construction of any Patent Rights comprising such IP Rights, nor, to the Knowledge of Target, are there any facts which could give rise to any such challenge, provided that the foregoing shall not apply to general Patent notices or invitations to license patents that target may receive from third parties from time to time.

(f) Section 3.10(f) of the Target Disclosure Schedule lists all written contracts, agreements, licenses and other arrangements under which Target has acquired any right, title or interest in, under or to any IP Rights (including without limitation Public Software) and/or under which Target is the beneficiary of any covenant not to assert IP Rights, other than nonexclusive licenses that are available to the public generally or in the industry and were obtained by Target in the ordinary course of business for no more than $10,000.

(g) Except as set forth in Part 1 of Section 3.10(g) of the Target Disclosure Schedule, no third Person has asserted or threatened a written claim or demand against Target, nor, to the Knowledge of Target, are there any facts which would constitute valid grounds for a claim or demand, which would adversely affect the ownership rights of Target to or under (i) any of the IP Rights in which Target has (or purports to have) any right, title or interest, or (ii) any contract, agreement, license or and other arrangement under which Target claims any right, title or interest under any IP Rights. Except as set forth in Part 2 of Section 3.10(g) of the Target Disclosure Schedule, no third Person has asserted or threatened a claim against Target or any Person, nor, to the Knowledge of Target, has any such claim been asserted or threatened against any such Person, which would adversely affect the ownership rights of Target to or under (i) any of the IP Rights in which Target has (or purports to have) any right, title or interest, or (ii) any contract, agreement, license or and other arrangement under which Target claims any right, title or interest under any IP Rights.

(h) Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, all Patent Rights, domain names and registered Trademark Rights in which Target has (or purports to have) any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, (i) all Patent Rights in which Target has (or purports to have) any right, title or interest, disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (ii) there are no inventorship challenges to any such Patent Rights, (iii) no interference been declared or provoked relating to any such Patent Rights, (iv) no opposition proceedings have been commenced in any jurisdictions which such procedures are available, (v) all issued patents comprising such Patent Rights are valid and enforceable, and (vi) to the extent corrected or remedied as of the date hereof\, all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to such Patent Rights. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, to Target’s knowledge, there does not exist any material fact with respect to any Patent Rights in which Target has (or purports to have) any right, title or interest that would render any patents included in such Patent Rights invalid or unenforceable. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, to Target’s knowledge, there does not exist any material fact with respect to the Trademark Rights in which Target has (or purports to have) any right, title or interest that would (i) preclude the issuance of any trademarks from trademark applications included in such Trademark Rights, or (ii) render any trademarks included in such Trademark Rights invalid or unenforceable.

(i) Except as set forth in Section 3.10(i) of the Target Disclosure Schedule, (i) Target has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person, and (ii) Target is not subject to any contract, agreement or other arrangement that restricts the use, transfer, delivery or licensing of IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof).

(j) Target has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all IP Rights in which Target has (or purports to have) any right, title or interest and otherwise to maintain and protect the full value of all such IP Rights. Except as set forth in Section 3.10(j) of the Target Disclosure Schedule, Target has not granted, licensed, conveyed or permitted to any third Person, pursuant to any written contract, understanding, agreement, license or other arrangement, any license or option to purchase or acquire any license or other right, title or interest in, to or under (i) any IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof), or (ii) any future IP Rights (or any tangible embodiment thereof) to be developed in the future from IP Rights in which Target has (or purports to have) any right, title or interest. Without limiting the foregoing, except as set forth in Section 3.10(j) of the Target Disclosure Schedule, Target has not granted, licensed, conveyed or permitted to any third Person pursuant to any written contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any current or future IP Rights in which Target has (or purports to have) any right, title or interest in or related to any software, software object code, software source code, application specific integrated circuit cores or other integrated circuit cores, including without limitation any license or other right, title or interest to sell, offer for sale, import, directly or indirectly, any products incorporating or based upon such source code or cores, other than sales to or on behalf of Target. Target has not disclosed any material trade secrets owned by Target to a third Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. Target is not a party to any written contract, agreement, understanding, or other arrangement to have any Patent Rights in which Target has (or purports to have) any right, title or interest or any future Patent Rights included in or otherwise subject to any patent pool.

(k) There are no outstanding obligations to pay any license fees, royalties or other amounts or provide other consideration to any other Person in connection with any IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof).

(l) Except as disclosed in Schedule 3.10(f), Target owns all right, title and interest to all of the IP Rights in the circuitry found in its 818A, 818S, and 838 products, in addition to the other IP Rights that are necessary to enable Target to conduct its business as conducted on the date of this Agreement. Target is the sole and exclusive owner of and has good and marketable title to, or possesses legally enforceable rights to use, all IP Rights free of any “IP Encumbrance” (as defined below) used or currently proposed to be used in the business of Target as conducted on the date of this Agreement. With respect to any Patent Rights in which Target has (or purports to have) any right, title or interest other than ownership thereof, Target is the exclusive licensee of such Patent Rights. For purposes of the foregoing, the term “IP Encumbrance” shall mean any and all security interests, liens, claims, equitable interests, preemptive rights, rights of first refusal or similar restrictions or rights including, without limitation, the right to purchase or obtain a license, options, pledges, charges, technology escrows, hypothecations, prior assignments, title retention agreements, security agreements, licenses, covenants not to sue/assert or any other encumbrances of any kind, whether accrued, absolute, contingent or otherwise.

(m) Except as set forth in Section 3.10(m) of the Target Disclosure Schedule, (i) to the Knowledge of Target, the conduct of Target’s business as conducted prior to and on the Closing Date, and the making, using, offering for sale, selling or importing of current or currently planned products or technology does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other Person, and (ii) without regard to the Knowledge of Target, Target has not received any notice or other communication asserting or claiming any of the foregoing.

(n) Except as set forth in Section 3.10(n) of the Target Disclosure Schedule, to the Knowledge of Target, (i) no IP Rights in which Target has (or purports to have) any right, title or interest have been infringed or misappropriated by any third Person, and (ii) there is no unauthorized use, disclosure or misappropriation of any IP Rights in which Target has (or purports to have) any right, title or interest by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target.

(o) Except as set forth in Section 3.10(o) of the Target Disclosure Schedule, Target has not entered into any written contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any IP Rights (other than evaluation development platform or consulting services agreements entered into by Target with potential solution providers (“EDP Agreements”), which are in standard forms of Target, copies of which have been provided to Acquiror). Except as set forth in Section 3.10(o) of the Target Disclosure Schedule, there are no royalties, fees or other amounts payable by Target to any Person by reason of and with respect to the ownership, use, sale or disposition of IP Rights.

(p) All current and former officers and employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any IP Rights arising from services performed for Target by such Persons, the form of which has been supplied to Acquiror. All current and former consultants and independent contractors to Target have executed and delivered to Target an agreement in the form provided to Acquiror or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any IP Rights arising from services performed for Target by such Persons. To the Knowledge of Target, no employee or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target.

(q) Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right, title or interest in or to any IP Rights.

(r) Except as set forth in Section 3.10(r) of the Target Disclosure Schedule, no Public Software forms part of any software included in any product of Target, and no Public Software was or is used in connection with the development of any such software or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any such software, in either case, in a manner that would require Target’s own products to be distributed pursuant to the terms of the applicable licensee for the Public Software.

(s) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights in which Target has (or purports to have) any right, title or interest in a manner that would entitle such Governmental Entity to use or license such IP Rights or to compel Target to license such IP Rights.

(t) Target is not and has never been a member or promoter of, a contributor to, or made any commitments to or regarding any patent pool, industry standards body, industry and other trade associations or similar organization that could require or obligate Target to grant or offer to any other Person any license or right to any IP Rights in which Target has (or purports to have) any right, title or interest or in which Target obtains any right, title or interest after the Closing Date.

(u) To the Knowledge of the Principal Shareholders, Target’s IP Rights (i) do not infringe or misappropriate the IP Rights of any third party, and (ii) all of Target’s IP Rights associated with those items listed on Section 3.10(b) of the Target Disclosure Schedule were independently developed and are owned by Target.

(v) Target is not a party to any written contract, agreement, understanding, or other arrangement and has not made any commitments to sell or deploy Target’s products or technology other than general commercial contracts, agreements and understandings entered into by Target in the ordinary course. Target has not agreed to finance the sale of any of its products or technology.

3.11 Product Production. As of the date hereof, Target has secured a design win at Samsung through its distributor Sanyo for the use of Target’s products or devices in Samsung’s production of its Miniket Mega 4-in-1 memory based camcorder, which has reached production status within Samsung.

3.12 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of expenses incurred in the ordinary course of business), and no such Person is indebted to Target. There have been no transactions since January 1, 2003 that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Target has never licensed any IP Rights to any shareholder and has no obligation (contingent or otherwise) to license any IP Rights to a shareholder in the future (the exception of which shall not need to be disclosed if Target has disclosed pursuant to Section 3.10 of the Target Disclosure Schedule).

3.13 Minute Books. The minute books of Target, copies of which have been delivered to Acquiror or its legal Representatives, contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.14 Complete Copies of Key Materials. Target has delivered true and complete copies of and/or specifically identified each document that is responsive to the due diligence request lists previously supplied to Target by Acquiror.

3.15 Material Contracts.

(a) Section 3.15(a) of the Target Disclosure Schedule lists all of the Material Contracts of Target as of the date of this Agreement. Target has delivered to Acquiror a complete and accurate copy of each written Material Contract and all amendments or modifications thereto. Each Material Contract that was oral when entered into by Target has been reduced to writing.

(b) With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target (assuming such Material Contract constitutes the valid and binding obligation of the other parties thereto), and to Target’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time of Merger I in accordance with its terms as in effect prior to the Effective Time of Merger I, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target, nor to Target’s Knowledge, any other party, is in breach or default, and no event has occurred (or by entering into this Agreement will occur) that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, and no notice of any such alleged breach or default has been served on or received by Target. Except for the consents set forth in Section 3.15(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract.

(c) “Material Contract” means any contract, agreement or commitment to which Target is a party (i) with expected receipts or expenditures in excess of $50,000 annually; (ii) under which

Target (A) acquires any right, title or interest in, under or to any IP Rights, including, without limitation, any Public Software (each an “In-Bound License Agreement”), (B) with respect to any In-Bound License Agreement, grants a license to the licensor under any of IP Rights in which Target owns or has any right, title or interest, (C) grants any third Person any option, right of first refusal, right of first negotiation, other right, interest or license or any covenant not to assert under or to any IP Rights in which Target has (or purports to have) any right, title or interest, (D) has granted any party a right to grant to others any sublicense under Target’s IP Rights or (E) has committed to sell or deploy any technology in which Target has (or purports to have) any right, title or interest; (iii) providing for indemnification by the Company with respect to infringements of proprietary rights (other than pursuant to EDP Agreements); (iv) granting any exclusive rights to any party or any rights of first offer or first refusal with respect to the sale of Target Capital Stock, the sale or merger of Target with or into another entity, or the sale, lease, license, transfer or other disposition of all or substantially all of Target’s assets; (v) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; (vi) creating or relating to any partnership or joint venture involving any sharing of revenues, profits, losses, costs or liabilities; (vii) pursuant to which supplies are provided to Target where such contract, agreement or commitment is not terminable by Target without penalty; (viii) under which any Governmental Entity has any rights or obligations, or involving or benefiting any Governmental Entity; (ix) leasing or obtaining the right to use real property or any improvements thereon; or (x) imposing any restriction on the right or ability of Target (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire, or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other person, (F) to transact business or deal in any other manner with any other person, or (G) conduct business in any geographic region or territory; or (xi) that could reasonably be expected to have a Target Material Adverse Effect if breached by Target in such a manner as would (A) permit any other party to unilaterally cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

3.16 Accounts Receivable. The accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business, and are not subject to any prior assignment, lien or security interest.

3.17 Customers and Suppliers. As of the date hereof, no customer and no supplier of Target for goods with a value in excess of $50,000 per annum has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target’s Knowledge no such supplier or customer has notified Target either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be.

3.18 Employees and Consultants. Target has provided Acquiror, pursuant to a written list or letter delivered from Target to Acquiror’s Representative on July 26, 2005, true and correct information consisting of the names of all current employees (including without limitation part-time employees and temporary employees), independent contractors and consultants employed or engaged by Target and who have received payment by way of compensation from Target in excess of $10,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with Target and current positions, and copies of all agreements between Target and such individuals (other than any of the following agreement in Target’s standard form: (i) offer letters for employment, (ii) proprietary rights assignment agreements, (iii) stock option agreements or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with Target.

3.19 Title to Property. Target owns all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, in each case as necessary for the conduct of the business of Target in all material respects as currently conducted, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character. The plants, tangible personal property and equipment owned by Target that are used in the operations of the business of Target have been maintained in accordance with normal industry practice and are in good operating condition and repair in all material respects, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP as in effect on the Target Balance Sheet Date.

3.20 Real Estate.

(a) All material leases for real property (each a “Lease” and collectively, “Leases”) to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (assuming such Lease constitutes the valid and binding obligation of the other parties thereto), except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Acquiror. Target does not own any real property.

(b) Except as set forth on Section 3.20 of the Target Disclosure Schedule, Target is entitled to and has exclusive possession of the real estate to the extent subject to the Leases (the “Real Estate”). With respect to the Real Estate: (i) the Real Estate is not subject to any other lease, tenancy or license or any agreement to grant such lease, tenancy or license; (ii) there is no Person in possession or occupation of or to the Knowledge of Target who has or claims any right to possession or occupation of, the Real Estate; (iii) to Target’s Knowledge, there are no easements on the Real Estate adversely affecting the rights of Target therein to use the Real Estate for the conduct of Target’s business as presently conducted and as proposed to be conducted; (iv) Target has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases; (v) to Target’s Knowledge, there is no litigation pending or threatened in any way relating to the Real Estate; (vi) to Target’s Knowledge, there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted that would have a Target Material Adverse Effect on the use and operation of the Real Estate as currently being used and operated by Target, nor does Target have Knowledge of any special assessment proceedings affecting the Real Estate; and (vii) the current use and operation of the Real Estate is, to Target’s Knowledge, in compliance in all material respects with the applicable building codes, zoning laws, and other local, stated and federal laws and regulations.

3.21 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Target is and has been in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that would reasonably be expected to or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Knowledge, no employee of Target or other Person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s Knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.22 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Target has prepared and timely filed all material returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c) As of the date hereof Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d) During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target’s Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, and as of the Closing Date, will not have any of such liabilities not accrued for or reserved in the Closing Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no Knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;

(f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;

(h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j) Target has provided to Acquiror copies of all Returns filed for all periods since Target’s inception;

(k) Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target;

(l) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(m) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code as an expense under applicable law, or that would give rise to a penalty under Section 409A of the Code;

(n) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(o) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(p) Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(q) Target has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes;

(r) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(s) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);

(t) No power of attorney with respect to Taxes has been granted with respect to Target;

(u) Target has not distributed any cash to any shareholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption;

(v) Target’s Tax Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law;

(w) No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction;

(x) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) inter-company transactions or any excess loss account described in Treasury

Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; and

(y) None of the tax attributes (including net operating loss carry-forwards and general business tax credits) of Target is limited by Section 382 or 383 of the Code for any period ending on or prior to the Closing Date. The amount of the net operating loss carry-forwards and general business tax credits as of December 31, 2004, and the corresponding expiration date of such carry-forwards, are set forth in Section 3.22(y) of the Target Disclosure Schedule.

3.23 Employee Benefit Plans and Employment Matters.

(a) Section 3.23 of the Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”), of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant performing services in the United States (collectively, the “Target Employee Plans”). Neither Target nor any of its subsidiaries has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).

(b) Documents. Target and each of its subsidiaries has provided to Acquiror (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its subsidiaries, (viii) all material correspondence to or from any governmental agency relating to any Target Employee Plan, (ix) all model COBRA forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each Target Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, (xiii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA and (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan.

(c) Target Employee Plan Compliance. To the Knowledge of Target, Target has performed all obligations required to be performed by it under, is not in default or violation of, and Target has no Knowledge of any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in accordance with its material terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of Target or any ERISA Affiliates, threatened by the IRS, DOL, or any other governmental entity with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Target has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(d) No Pension Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Target has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; CFRA; HIPAA. To the Knowledge of Target, Target and each ERISA Affiliate has substantially complied with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Target has performed all material obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its subsidiaries has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any applicable state law governing health care coverage or extension that is not preempted by ERISA.

(i) Effect of Transaction. Except as provided in Section 2.11 or in Schedule 3.23(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target or any of its subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.23(j) of the Target Disclosure Schedule lists all Persons who Target reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k) Employment Matters. Target is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, against Target or any of their employees relating to any employee or Target Employee Plan. There are no pending or to Target’s Knowledge threatened, or reasonably anticipated, claims or actions against Target or any Target trustee under any worker’s compensation policy. The services provided by each of Target’s and their ERISA Affiliates’ employees is terminable at the will of Target and its ERISA Affiliates and any such termination would result in no liability to Target or any ERISA Affiliate. Section 3.23(k) of the Target Disclosure Schedule lists all liabilities of Target to any employee, that result from the termination by the Acquiror or Target of such employee’s employment or provision of services, a change of control of Target, or a combination thereof. To the Knowledge of

Target, neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l) Labor. No work stoppage or labor strike against Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Target has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Target does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target. Within the past year, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(m) No Interference or Conflict. To the Knowledge of Target, no stockholder, director, officer, employee or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with Target’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n) International Employee Plan. Neither Target nor any ERISA Affiliate currently or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Target Employee Plan that has been adopted or maintained by Target or any ERISA Affiliate, whether formally or informally or with respect to which Target or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.

(o) Visas. Each of the Target Employees is either (i) a United States citizen or has permanent residence status duly authorized and acknowledged by the United States Bureau of Citizenship & Immigration Services, or any such successor Governmental Entity, or (ii) has provided appropriate paperwork and documentation to support the Target Employee’s claim that he or she is present in the United States under a current visa issued in accordance with all of the laws, regulations and requirements of the United States Bureau of Citizenship & Immigration Services, which visa permits the holder thereof to reside in the United States and be employed by Target to perform the work such person is presently performing. There will not be any delay or impediment to Acquiror offering employment to, and employing, any of the Target Employees immediately following the Closing.

3.24 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Target. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of, or material premium increase (other than in the ordinary course of business) with respect to, any of such policies and will maintain such policies in effect until Closing.

3.25 Compliance With Laws. Target has complied in all material respects with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

3.26 Brokers’ and Finders’ Fee. Except as set forth on Section 3.26 of the Target Disclosure Schedule, no broker, finder or investment banker has been engaged by or on behalf of Target who is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.27 Bank Accounts. Section 3.27 of the Target Disclosure Schedule sets forth with respect to each account maintained by or for the benefit of Target at any bank or other financial institution: the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.28 Customer Relationships. Listed on Section 3.28 of the Target Disclosure Schedule are all written agreements between Target and each of Samsung, Sanyo, Polycom, GUC or MicroSoft, copies of which have been provided to Acquiror and its counsel. All oral agreements of Target with such parties (which are not embodied in the written agreements provided) have been summarized on Section 3.28 of the Target Disclosure Schedule. For purposes of this Section 3.28, the existence of and the effects, intended or unintended, of any and all discussions between Acquiror and any of the aforementioned parties in this Section 3.28 shall have no bearing or affect on the accuracy of the representation or warranties provided by Target in Section 3.28 of the Target Disclosure Schedule.

3.29 International Trade Matters. Target is, and at all times has been, in compliance with and has not been and is not in violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible received any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.30 Certain Payments. Since inception, neither Target, nor to Target’s Knowledge, any director, officer, agent or employee of Target, nor any other Person acting for or on behalf of Target, has directly or indirectly, on behalf of Target (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation or (b) established or maintained any fund or asset for such purposes that has not been recorded in the books and records of Target.

3.31 Information Statement. The information supplied by Target in writing for inclusion in the Information Statement and Consent Solicitation to be sent to the Shareholders in connection with the Mergers (the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Shareholders and at the Effective Time of Merger I, contain any statement which, at such time is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror, Merger Sub I or Merger Sub II which is contained in any of the foregoing documents.

3.32 Vote Required. The affirmative votes of the holders of (i) a majority of the shares of Target Common Stock outstanding on the Record Date voting together as a single class, and (ii) a majority of the shares of Target Preferred Stock outstanding on the Record Date voting together as a single class (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to together as the “Required Merger Stockholder Vote”), are the only votes of the holders of any class or series of Target Capital Stock necessary to approve and adopt this Agreement.

3.33 Warranties and Service Payment Obligations. Section 3.32 of the Target Disclosure Schedule sets forth (a) copies of all forms of warranties or warranty agreements or obligations now in effect with respect to any of the services provided, or to be provided, by Target in connection therewith, (b) a complete and accurate list of all agreements pursuant to which Target is obligated to provide service or support services, (c) a complete and accurate list of all other agreements of Target which are either included in the Material Contracts or relate to any services, and pursuant to which Target is obligated to make any other accommodation for such purchaser or distributor, including, without limitation, any warranties. All services have been, or are being, made pursuant to the form of warranty set forth in Section 3.32 of the Target Disclosure Schedule, or the terms of a Material Contract set forth in Section 3.32 of the Target Disclosure Schedule and no other warranty, express or implied, has been made or extended by Target with respect to the services provided by Target in relation thereto.

3.34 Representations Complete. None of the representations or warranties made by Target herein or in any schedule or exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time of Merger I, any untrue statement of a material fact, or omits or will omit at the Effective Time of Merger to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4. Representations and Warranties of Acquiror, Merger Sub I and Merger Sub II. Acquiror, Merger Sub I and Merger Sub II represent and warrant to Target as follows:

4.1 Organization, Standing and Power. Each of Acquiror, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of California. There is no pending or, the Knowledge of Acquiror Merger Sub I or Merger Sub II, threatened, action for the dissolution, liquidation or insolvency of any of Acquiror, Merger Sub I or Merger Sub II.

4.2 Authority. Acquiror, Merger Sub I and Merger Sub II have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which they are parties and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which they are parties by Acquiror, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror, Merger Sub I and Merger Sub II (subject to the adoption of this Agreement by Acquiror as sole stockholder of Merger Sub I and Merger Sub II, which will occur promptly following the execution and delivery hereof). This Agreement and the Ancillary Agreements have been duly executed and delivered by Acquiror, Merger Sub I and Merger Sub II and, assuming this Agreement constitutes the valid and binding obligation of the other parties thereto, this Agreement constitutes a valid and binding obligation of the Acquiror, Merger Sub I and Merger Sub II enforceable against Acquiror in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror, Merger Sub I and Merger Sub II; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror, Merger Sub I or Merger Sub II or their properties or assets except in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of Acquiror (“Acquiror Material Adverse Effect”). No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers’ certificates, as provided in Section 2.2; (b) the filing of Current Reports on Form 8-K with the Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers (“NASD”) to the extent required by the Exchange Act; (c) such filings as may be required under applicable state securities laws and the securities laws of any foreign country; (d) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock pursuant to Merger I and upon exercise of options under the Target Option Plan assumed by Acquiror; and (e) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have an Acquiror Material Adverse Effect and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement. No vote of the stockholders of Acquiror is required under the DGCL, Acquiror’s Certificate of Incorporation, rules of the Nasdaq Stock Market or applicable rules under the Exchange Act to adopt this Agreement and to consummate the transactions contemplated.

4.3 SEC Documents; Financial Statements. All statements, reports, registration statements and other filings filed with the SEC by Acquiror from September 19, 2003 through the date hereof (“Acquiror SEC Documents”) as of their respective filing dates complied in all material respects with the requirements of the Exchange Act and the Securities Act, except that Acquiror did not timely file its Current Report on Form 8-K filed as of January 7, 2005. As of the Acquiror SEC Documents’ respective filing dates, none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof.

4.4 Issuance of Shares. The issuance and delivery of the Acquiror Common Stock as Merger Consideration in accordance with this Agreement shall be, at or prior to the Effective Time of Merger I, duly authorized by all necessary corporate action on the part of Acquiror, and, when issued at the

Effective Time of Merger I as contemplated hereby, such shares of Acquiror Common Stock will be duly and validly issued, fully paid and nonassessable. Such Acquiror Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.5 Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub I and Merger Sub II is owned beneficially and of record by Acquiror, free and clear of all encumbrances.

4.6 Brokers’ and Finders’ Fee. Except for Merrill Lynch & Co., no broker, finder or investment banker has been engaged by or on behalf of Acquiror who is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5. Conduct Prior to the Effective Time of Merger I.

5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to (a) carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) continue the prosecution and registration process with respect to any IP Rights in which Target has (or purports to have) any right, title or interest; (c) pay its debts and Taxes within a reasonable period of time after due subject (i) to good faith disputes over such debts or Taxes; and (ii) in the case of Taxes of Target, to Acquiror’s consent to the filing of material Tax Returns if applicable; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, potential customers and others having business dealings with it. Target agrees to promptly notify Acquiror of (a) any event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to have a Target Material Adverse Effect; and (b) any change in its capitalization as set forth in Section 3.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws (other than the filing of the Amendment to the Restated Articles of Incorporation of Target as may be necessary to enable Target to close the impending Series D investment referred to in Section 7.2(r));

(b) Dividends; Changes in Target Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Target Capital Stock, or split, combine or reclassify any of Target Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Target Capital Stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except as may otherwise be permitted or required hereunder under Section 6.22;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock pursuant to the exercise of Target Options, Target Warrants or other rights therefore outstanding as of the date of this Agreement, except that Acquiror consents to, and only to, the issuance of an additional $3,000,000 of Target’s Series D Convertible Preferred Stock as currently held in escrow, pending shareholders’ approval, which will be obtained prior to Closing;

(e) Intellectual Property Rights. Enter into or amend any agreements pursuant to which Target transfers to any Person or entity any rights to its IP Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Target IP Rights, except EDP Agreements with solution providers or customers in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets including IP Rights that are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Incur any additional indebtedness for borrowed money (under any new or existing debt, financing or loan agreements), or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(h) Agreements. Enter into, terminate or amend, (i) any agreement involving the obligation to pay or the right to receive $25,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target products or (iii) any other agreement material to the business or prospects of Target or that is or would be a Material Contract;

(i) Payment of Obligations. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 individually or in the aggregate;

(k) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except as contemplated in Section 3.23 or in order to comply with applicable laws or regulations, or hire any employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed on Section 3.23 of the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees, except in the ordinary course of business in accordance with its standard past practice;

(l) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer or (ii) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, to any other employee;

(m) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement;

(n) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(o) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP; or

(q) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (p) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time of Merger I, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise: (i) solicit, initiate, seek, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a substantial portion of the assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target has terminated any pending discussions or negotiations relating to any Acquisition Proposal prior to the date of this Agreement and represents and warrants that it had the legal right to terminate such discussions without payment of any fee or other penalty.

(b) Target shall notify Acquiror as soon as reasonably practicable (and no later than 48 hours) after receipt by Target (or, to Target’s Knowledge, its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it intends to make, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing (and no later than 48 hours) and shall indicate the identity of the offeror, specify the terms and conditions of such proposal, inquiry or contact and provide a copy of all written materials provided to or by Target in connection with such Acquisition Proposal or inquiry. Provided, however, that to the extent that Target had previously signed a non-disclosure agreement with another Person prior to July 8, 2005 for the sole purpose of evaluating a potential acquisition of Target, the identity of such Person may be withheld.

6. Additional Agreements.

6.1 Information Statement/Consent Solicitation.

As soon as reasonably practicable following the date of this Agreement, Acquiror and Target shall prepare the Information Statement, and Target shall distribute the Information Statement along with a copy of the form of an Executed Written Consent, to its shareholders as soon as reasonably practicable following the execution of this Agreement. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the same. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time of Merger I either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Target will use commercially reasonable efforts to cause the Information Statement to be mailed to the Shareholders as promptly as practicable after the execution of this Agreement.

6.2 Registration of Registrable Securities.

(a) After the Closing Date, Acquiror shall use its reasonable commercial efforts to cause such shares of Acquiror Common Stock, including any and all Escrow Shares (the “Registrable Securities”) to be registered under Rule 415 of the Securities Act so as to permit the resale thereof, and in connection therewith shall use its commercially reasonable efforts to prepare and file a Registration Statement on Form S-3 or S-1 (referred to herein as, the “Registration Statement”) with the SEC with respect to the Registrable Securities as soon as practicable after the Closing Date hereof, but no later than sixty (60) days after the Effective Time, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, but in no event later than the ninety-first (91st) day after the Closing Date (the “Filing Effective Date”); provided, however, that each holder of Registrable Securities (“Holder”) shall provide all such information and materials to Acquiror and take all such action as may be required in order to permit Acquiror to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. The offering made pursuant to such registration shall not be underwritten. Acquiror agrees to provide promptly such information concerning its business and financial statements and affairs as may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate in the preparation of the same. Acquiror will promptly advise Target, in writing if at any time prior to the Filing Effective Date Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Acquiror will use commercially reasonable efforts to cause the Registration Statement to be mailed to the shareholders as promptly as practicable after its filing with the SEC, or otherwise make such filing available to the shareholders. Acquiror shall also take any commercially reasonable action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Acquiror Common Stock to be issued pursuant to Merger I.

(i) Acquiror shall prepare and file with the SEC the Registration Statement in accordance with this Section with respect to the shares of Registrable Securities and shall use it will use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (A) the date that is the later of (I) the second anniversary of the Filing Effective Date and (II) with respect to any particular Holder, the date that neither such Holder nor any of its Affiliates is an Affiliate of Acquiror, (B) such date as all unsold securities held by any Holder and registered on such registration statement may be sold in a single three-month period in accordance with Rule 144 under the Securities Act or (C) such date as all Registrable Securities registered on such Registration Statement have been resold. On the Filing Effective Date, each Holder shall be named as a selling security holder in the Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of registered securities in accordance with applicable law.

(ii) Notwithstanding any other provision of this Section 6.2, Acquiror shall have the right at any time to require that all Holders suspend open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable, good-faith judgment of Acquiror after consultation with counsel, there is in existence material undisclosed information or events with respect to Acquiror (the “Suspension Right”). In the event Acquiror exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Acquiror or until such time as the information or event is no longer material, each as reasonably determined in good faith by Acquiror after consultation with counsel. Acquiror will promptly give the Shareholders’ Agent notice, in a writing signed by an executive officer of Acquiror, of any such suspension (the “Suspension Notice”). Acquiror agrees to notify the Shareholders’ Agent promptly upon termination of the suspension (the “Resumption Notice”). Upon receipt of either a Suspension Notice or Resumption Notice, the Shareholders’ Agent shall immediately notify each Holder concerning the status of the Registration Statement. The period during which Acquiror is required to cause the Registration Statement to remain effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

(iii) Acquiror shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions (if any), incurred in connection with any registration of Registrable Securities pursuant to this Section 6.2, including without limitation all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, the fees and disbursements of Acquiror’s outside counsel and independent accountants, and the reasonable fees and disbursements of a single counsel for the Holders (not to exceed $35,000 in the aggregate).

(b) Lock-up.

(i) The holders of Registrable Securities, who were former holders of Target Preferred Stock, shall not be permitted to sell any shares of Registrable Securities received in the Merger pursuant to this Agreement until such date that is at least ninety (90) calendar days after the Closing Date.

(ii) The holders of Registrable Securities, who were former holders of Target Common Stock (excluding those holders of Target Preferred Stock who converted their shares pursuant to Section 2.6(a)(i)), shall not be permitted to sell any shares of Registrable Securities received in the Merger pursuant to this Agreement except as follows: up to 25% of the Acquiror Common Stock received by any such Holder may only be sold upon or after each six-month anniversary date of the Closing Date.

(iii) The agreements set forth in this Section 6.2(b) shall be agreed to in the Letter of Transmittal executed by each of the holders of Target Common Stock and Target Preferred Stock including holders of vested Target Options and the Target Warrant who participate in the Merger pursuant to Section 2.6 to execute and deliver under the exchange procedures of Section 2.7(c).

(c) To the fullest extent permitted by law, Acquiror will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Registrable Securities being sold pursuant to this Section 6.2, each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a “Holder Indemnitee”), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 6.2(a) or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Acquiror of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to Acquiror and relating to action or inaction required of Acquiror in connection with such registration; provided, however, that Acquiror shall not be liable to any such Holder Indemnitee in respect of any actions, claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Acquiror by such Holder Indemnitee or any of such Holder Affiliate specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(d) To the fullest extent permitted by law, each selling Holder of Registrable Securities will indemnify Acquiror, each person, if any, who controls the Acquiror within the meaning of the Securities Act or the Exchange Act, each underwriter of Registrable Securities and their respective affiliates, officers, directors, partners, successors and assigns (each an “Acquiror Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Acquiror Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.2(b) or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Acquiror by such Holder or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder’s Registrable Securities hereunder.

(e) The Shareholders shall agree in the Letter of Transmittal furnish to Acquiror all information concerning the Shareholders and shall take such other action as Acquiror may reasonably request in connection with the filing of the Registration Statement and the issuance of shares of Acquiror Common Stock. If at any time prior to the Effective Time of Merger I any event or circumstance relating to Acquiror, any shareholder or their respective officers, directors, employees, consultants or contractors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

6.3 Access to Information.

(a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period from the date hereof until the Effective Time of Merger I to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time of Merger I, Target shall confer on a regular and frequent basis with one or more representatives of Acquiror to report operational matters and the general status of ongoing operations.

6.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously entered into a Confidential Disclosure Agreement dated June 7, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.5 Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such public statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with Nasdaq or any applicable national securities exchange. Notwithstanding the foregoing, Target agrees that Acquiror shall prepare a draft press release concerning the Contemplated Transactions and intends to release it in compliance with its regulatory obligations and may release it accordingly and shall provide a copy to Target in advance for its prompt review and comment before release.

6.6 Regulatory Approval; Further Assurances.

(a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Mergers. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(b) Subject to Section 6.6(c), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement (provided that no party shall be required to make payments (other than filing or application fees customary in transactions of the nature contemplated herein), or commence litigation in order to procure such consents); and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time of Merger I. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) license or otherwise make available to any Person, any technology or other IP Rights, or commit to cause Target to license or otherwise make available to any Person any technology or other IP Rights; (iii) hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

6.7 Cancellation of Warrants. Target agrees to use its commercially reasonable efforts to obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants, other than those Target Warrants set forth on Schedule 6.7, whereby such holder agrees that if the Target Warrants held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall terminate upon and may not be exercised on or after the Closing Date.

6.8 Form S-8. Acquiror shall take all corporate action as necessary, to reserve for issuance a sufficient number of shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Option Plan assumed by Acquiror. As soon as reasonably practicable after the Effective Time of Merger I if needed, Acquiror shall file a registration statement on Form S-8 with respect to the shares of Acquiror Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.9 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Acquiror Common Stock in connection with Merger I and the assumption by Acquiror of the outstanding Target Options under the Target Option Plan. Target shall use its commercially reasonable efforts to assist Acquiror to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Acquiror Common Stock in connection with Merger I and the assumption by Acquiror of the outstanding Target Options under the Target Option Plan.

6.10 Escrow Agreement. At or before the Effective Time of Merger I, Acquiror, Merger Sub, Escrow Agent and the Shareholders’ Agent will execute the Escrow Agreement contemplated by Section 2.7(i) in substantially the form attached as Exhibit C (“Escrow Agreement”).

6.11 Listing of Additional Shares. Prior to the Effective Time of Merger I, Acquiror shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Capital Stock issuable upon conversion of the Target Capital Stock pursuant to Merger I or upon exercise of Target Options assumed by Acquiror in connection with Merger I.

6.12 Employees. Target will use commercially reasonable efforts in consultation with Acquiror to retain existing employees of Target listed on Schedule D, to be mutually determined by Acquiror and Target prior to the Closing, through the Effective Time of Merger I and following Merger I. Target shall use its commercially reasonable efforts to cause the employees of Target designated in writing by Acquiror to execute an offer letter in the form provided by Acquiror and, to the extent an employee of Target has not previously executed a similar agreement with Target, a proprietary rights and non-disclosure agreement in the form provided by Acquiror.

6.13 Duty to Supplement. Promptly upon Target’s discovery of the occurrence of any development, event, circumstance or condition occurring after the date hereof that, individually or in the aggregate, could be expected to have a Target Material Adverse Effect or that has resulted or is likely to result in any condition set forth in Section 7 not being satisfied, Target shall notify Acquiror of such development, event or circumstance or condition. Two (2) business days prior to the Closing, Target shall deliver to Acquiror an updated version of the Target Disclosure Schedule and updated schedules set forth in Section 2.6 reflecting updates or other facts, events, conditions, or circumstances since the date of this Agreement.

6.14 Tax Treatment. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of Merger I, each party hereto will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

6.15 Tax Matters. At or prior to the Closing Date, Target and Acquiror will execute and deliver to Baker McKenzie LLP (“BM”) and to DLA Piper Rudnick Gray Cary US LLP (“DLA Piper “) tax representation letters in customary form and as reasonably requested by BM and DLA Piper.

6.16 Resignation of Directors. Target shall use commercially reasonable efforts to obtain and deliver to Acquiror at the Closing the resignation of each director of the Target.

6.17 FIRPTA Matters. At the Closing, Target shall deliver to Acquiror: (a) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the IRS required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

6.18 Approval of Shareholders. Target shall promptly after the date hereof take all action necessary in accordance with the California Law and its Articles of Incorporation and Bylaws to solicit and shall use best efforts to obtain the Written Consent of the Shareholders of at least majority of the holders of Target Preferred Stock immediately prior to the Closing; and in any event, shall obtain such majority consent by no later than thirty (30) business days after the execution of this Agreement. Such solicitation may include, in the reasonable discretion of Target with respect to any payments of cash, stock or otherwise that constitute a “parachute payment” pursuant to Section 280G of the Code, a vote of the “disinterested” Shareholders as provided in the regulations issued pursuant to Section 280G of the Code either (A) approving such “parachute payments,” or (B) disapproving such “parachute payments,” as a consequence of which disapproval such “parachute payments” shall not be made or provided for in any manner, and Target shall take all other action necessary or advisable to secure the vote or consent of the Shareholders required to effect the Merger.

6.19 Required Contract Consents. To the extent requested by Acquiror, Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.

6.20 Expenses. Whether or not the Mergers are consummated, all costs and transaction expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that it is agreed that Target may pay up to $200,000 of the Transaction Expenses incurred or to be incurred by Target (for legal counsel or otherwise) in this transaction promptly at or prior to Closing, and any excess shall be subject to Section 2.6(b) above.

6.21 Employee Agreements. Prior to Closing, Target shall use commercially reasonable efforts to cause each of the individuals set forth on Schedule D, to be mutually determined by Acquiror and Target prior to the Closing, to execute and deliver to Acquiror, (a) an executed form of Acquiror’s standard form of offer letter and employee proprietary rights assignment and non-disclosure agreement to provided by Acquiror, and (b) to the extent such employees are receiving Merger Consideration pursuant to Section 2.6 or are participating in the Retention Bonus Pool pursuant to Section 2.11, an executed Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit E.

6.22 Acceleration of Options. Prior to Closing, Target may permit each individual listed on Schedule 6.22 hereto to accelerate vesting of such individual’s Target Options in connection with the Contemplated Transactions (the “Agreed Acceleration of Options”).

6.23 Employee Benefits.

(a) Acquiror agrees that, following the Effective Time, the employees of Target will be eligible to receive benefits under employee compensation and benefits plans which are comparable in the aggregate to those provided by Acquiror as of immediately prior to the Effective Time to Acquiror’s similarly-situated employees, unless the plans of Target providing similar benefits did not terminate at the Effective Time, in which case the Target employees will be eligible to receive benefits under Acquiror’s plans following the termination of the continuing Target benefit plans. Schedule 6.26(a) lists each Target Employee Plan that could continue after the Effective Time, as well as an estimate of the monthly cost to continue such plan after the Effective Time.

(b) To the extent permitted by Acquiror’s benefit plans, or required under applicable laws, the employee benefit plans of Acquiror in which employees of Target are eligible to participate shall take into account for purposes of eligibility, waiting periods, pre-existing periods, vesting (with respect to employee benefit plans and to assumed stock options) and paid time off entitlement thereunder the service of such employees with Target as if such service were with Acquiror, to the same extent that such service was credited under a comparable plan of Target.

6.24 Sale of Shares Pursuant to Regulation D and Regulation S. The parties hereto acknowledge and agree that the shares of Acquiror Common Stock issuable to the holders of Target Capital Stock pursuant to Section 2.6 hereof shall constitute “restricted securities” within the Securities Act. The certificates of Acquiror Common Stock shall bear the legends set forth below:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED TO A “U.S. PERSON” (AS DEFINED IN THE SECURITIES ACT), OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, IN THE ABSENCE OF COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OF UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT. THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO ENGAGE IN HEDGING TRANSACTIONS INVOLVING THESE SECURITIES UNLESS SUCH TRANSACTIONS MEET THE REQUIREMENTS AND COMPLY WITH THE REQUIREMENTS OF THE SECURITIES ACT.

THESE SHARES ARE SUBJECT TO TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THESE SHARES ENTERED INTO IN CONNECTION WITH THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF JULY 26, 2005.”

6.25 Securities Exemption. Prior to the Effective Time, the number of Target Shareholders resident in the United States and not subject to Regulation S who are entitled to receive a portion of the Merger Consideration and who are not “accredited investors” pursuant to Regulation D promulgated under the Securities Act shall be no more than 35 during the term of this Agreement. In furtherance of the foregoing, Target will obtain from such holders of Target Capital Stock who are entitled to receive Merger Consideration in connection with Section 2.6 as may be reasonably necessary to confirm the foregoing to execute and deliver an investor representation questionnaire in the form approved by Acquiror. It is acknowledged and understood that Acquiror will be relying on the written representations made by each such shareholder of Target in such investor representation questionnaires. Acquiror shall not register any transfer of Acquiror Common Stock that was issued pursuant to Regulation S promulgated under the Securities Act that is not made in accordance with the provisions of Regulation S.

6.26 Assignment of Domain Name. After the date of this Agreement, Ren-Yuh Wang shall take commercially reasonable efforts to promptly assign all right, title and interest in the Domain Name www.protocomtech.com to Target. Such assignment shall be effective prior to the Effective Time of Merger I.

7. Conditions to the Merger.

7.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Target Material Adverse Effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to Merger I, which makes the consummation of Merger I illegal.

(b) Governmental Approval. Acquiror, Target and Merger Sub shall have obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with Merger I as may be required under the Securities Act, under state blue sky laws or otherwise.

7.2 Additional Conditions to the Obligations of Acquiror, Merger Sub I and Merger Sub II. The obligations of Acquiror, Merger Sub I and Merger Sub II to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target and Principal Shareholders in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it or them as of the Closing.

(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and controller of Target certifying: (i) that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; (ii) that the amounts attributable to each holder of Target Capital Stock of Acquiror Common Stock and Cash Consideration to be paid with respect to the Merger Consideration.

(d) Secretary’s Certificate. Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto: (i) Target’s Articles of Incorporation as in effect immediately prior to the Effective Time of Merger I; (ii) Target’s Bylaws as in effect immediately prior to the Effective Time of Merger I; (iii) resolutions approved by Target’s board of directors authorizing the transactions contemplated hereby; and (iv) the executed written consents of Shareholders reflecting the requisite approval of target shareholders pursuant to Section 6.18 herein.

(e) Third Party Consents. The consents or approvals listed on Schedule 7.2(e) (if any) shall have been obtained and shall be in full force and effect.

(f) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Mergers; (ii) relating to the Mergers and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any material damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Surviving Corporation or Target to own the assets or operate the business of Target.

(g) Tax Opinion. Acquiror shall have received a written opinion from Acquiror’s legal counsel to the effect that Mergers will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, DLA Piper may rely upon representations contained in the tax representation letters of Acquiror and Target, as provided in Section 6.15 of this Agreement. The opinion in this Section 7.2(g) shall not be waivable without the approval of Target.

(h) No Other Litigation. There shall not be issued any order of any Governmental Agency which (i) prohibits or limits in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (ii) which affects adversely the right of Acquiror or Target to own the assets or operate the business of Target.

(i) Employees. As of the Closing, all of the individuals set forth on Schedule D shall have agreed to maintain employment with the Surviving Corporation or accepted employment with Acquiror, in each case on terms reasonably acceptable to Acquiror in accordance with Section 6.21 above, and Ren-Yuh Wang, Isaac Van Kempen and Yi-Yung Jeng shall have each executed and delivered the offer letter, employee proprietary rights assignment and non-disclosure agreement and Non-Competition and Non-Solicitation Agreement referenced therein.

(j) Escrow Agreement. Acquiror, Escrow Agent and the Shareholders’ Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

(k) No Target Material Adverse Effect. No Target Material Adverse Effect shall have occurred or be expected to occur.

(l) Opinion. Counsel for Target shall have delivered to Acquiror an opinion in substantially the form of Target Opinion attached hereto as part of Exhibit F.

(m) Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Target shall have terminated each Target Employee Plan that includes a cash or deferred arrangement that is intended to be qualified under Code Section 401(k) (each, a “Target 401(k) Plan”) (unless Acquiror shall have provided written notice to the Target no later than five (5) business days prior to the Closing Date that such Target 401(k) Plan shall not be terminated). Unless Acquiror provides such written notice to Target, Target shall adopt and deliver to Acquiror a copy of resolutions of the Board of Directors of Target, in form and substance reasonably satisfactory to Acquiror, terminating such Target 401(k) Plan effective as of the day immediately preceding the Closing Date. In the event that termination of a 401(k) Plan would reasonably be anticipated to result in such Target 401(k) Plan incurring liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of the charges and/or fees, to the extent possible, and provide such estimate in writing to Acquiror no later than fifteen (15) calendar days prior to the Closing Date.

(n) FIRPTA Documents. The statement and notice referred to in Section 6.17, executed by Target, shall have been delivered to Acquiror.

(o) Closing Payment Schedule. Acquiror shall have received the Closing Payment Schedule.

(p) Closing Option Schedule. Target shall have delivered to Acquiror the Closing Option Schedule.

(q) Updated Schedule. The updated Target Disclosure Schedule shall have been delivered to Acquiror as set forth in Section 6.13.

(r) Completion of Series D Financing. Target shall have consummated up to $3,000,000 the impending equity financing with certain Series D Convertible Preferred Stock purchasers who have placed in escrow $3,000,000 for investment in Target and Target shall have provided Acquiror a certified copy confirmed as filed of any amendment or restatement to its Amended and Restated Articles of Incorporation and evidence of its receipt or use of such $3,000,000 or lesser amount. In the event of a shortfall in such amount, the Aggregate Purchase Price in section 2.6(a) shall be reduced by an amount equal to the shortfall and applied pro rata to the cash and stock portion of the Purchase Price.

(s) Repayment of Outstanding Indebtedness and Release of Security Interest. Target shall have repaid any and all outstanding indebtedness owed to Cathay Bank and in connection therewith terminated all applicable security interests associated therewith, which shall include the filing of appropriate UCC termination statements in all applicable jurisdictions.

(t) Waiver of Right of First Refusal. Target and any applicable shareholder, who have certain rights, pursuant to the Articles of Incorporation, Bylaws or equity financing agreements of Target, as amended to date, to exercise rights of first refusal on a transfer of the shares of the Target Capital Stock, as may apply to the Contemplated Transactions, shall have either waived such rights in connection with the Contemplated Transactions, or Target shall have otherwise amended or terminated such rights prior the Effective Time of Merger I.

7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub I and Merger Sub II in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Tax Opinion. Target shall have received a written opinion from Target’s legal counsel to the effect that the Mergers will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, BM may rely upon representations contained in the tax representation letters of Acquiror and Target, as provided in Section 6.15 of this Agreement. The opinion in this Section 7.3(c) shall not be waivable without the approval of Acquiror.

(d) Nasdaq Listing. The Acquiror Common Stock to be issued pursuant to Merger I shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

8. Termination, Amendment, Extension and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of Merger I (with respect to Section 8.1(b) through Section 8.1(f), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if Merger I shall not have been consummated by the date that is one hundred eighty (180) days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of Merger I to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Acquiror or Target, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party;

(e) by Acquiror, if Target has breached any of its obligations under Section 5.2 herein; or

(f) by Acquiror or Target, if the Mergers are not consummated hereunder, prior to October 30, 2005, and Target enters into any agreement, letter of intent, commitment or other arrangement to affect an Acquisition Proposal with another person prior to October 30, 2005.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub I, Merger Sub II or their respective officers, directors, or Shareholders, except as set forth in Sections 8.3 and 9.2(e); provided, however, that the provisions of Sections 6.4, 6.5, 6.20, and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Termination Fees.

(a) Termination Fees.

(i) Payment by Target. In the event that this Agreement is terminated by (A) Acquiror, pursuant to Sections 8.1(d), due to an uncurable breach by Target, (B) by Acquiror, pursuant to 8.1(e), or (C) by Acquiror or Target, as applicable, pursuant to 8.1(f) Target shall pay to Acquiror in immediately available funds a fee equal to One Million Dollars ($1,000,000)(each, “Target Termination Fee”). In the case of the termination of this Agreement by Target pursuant to Section 8.1(f), Target shall pay the Target Termination Fee to Acquiror prior to such termination or consummation.

(ii) Payment by Acquiror. In the event of a termination of the Agreement by Target per Section 8.1(d), due to an uncurable breach by Acquiror, Acquiror shall pay in immediately available funds, as provided below, Target a fee equal to One Million Dollars ($1,000,000)(collectively, the “Acquiror Termination Fee”). Such payment, if any, shall be made not later than two (2) business days after Target’s receipt of written notice from Acquiror of such termination.

(b) Costs; Other Remedies. Each of Acquiror and Target acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Acquiror or Target, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 8.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. Payment of the fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, this Agreement may be amended at any time prior to the Effective Time of Merger I, whether before or after shareholder approval hereof, provided that no amendment to this Agreement that requires the further approval of the Shareholders under the DGCL shall be made without having obtained such further approval.

8.5 Extension; Waiver. At any time prior to the Effective Time of Merger I, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Escrow and Indemnification.

9.1 Escrow Fund.

(a) At the Closing, the Escrow Shares shall be registered in the name of, and, shall be deposited with, Wells Fargo, N.A. (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the “Escrow Agent”), such deposit(s) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit C. The Escrow Fund shall be drawn on a pro rata basis from the Merger Consideration payable to each Stockholder. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of Target and the holders of Target Capital Stock, and shall be the first source for indemnification with respect to Damages (as defined below) arising hereunder (other than for a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and 3.22).

(b) On an annual basis, each Stockholder will be allocated its pro rata share of income earned on the Escrow Fund. Each Stockholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such Shareholder so long as such Escrow Shares are held in escrow, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement, the Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

(c) The Escrow Fund shall be administered in accordance with the terms and conditions of the Escrow Agreement.

9.2 Indemnification.

(a) Survival of Warranties. All representations and warranties made by Target in this Agreement or any certificates delivered pursuant hereto or as provided herein and therein shall survive until the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties made by Principal Shareholders in Section 3.10(u) shall survive for twenty-four (24) months after the Closing Date; and provided, however, that the representations and warranties referenced in the last sentence of Section 9.1(a) shall survive until the expiration of the applicable statute of limitations (but in no event later than thirty (30) months following the Closing Date (and, in each such case, thereafter until resolved if a claim in respect thereof has been made prior to such date) (in each applicable case, the “Survival Period”); unless Acquiror’s discovery of a breach of such representations and warranties or covenants was intentionally committed by Target or a Principal Shareholder, or any breach of such representations and warranties or covenants was as a result of the intentional or reckless conduct or oversight by Target or a Principal Shareholder. The covenants and agreements contained in this Agreement, exhibits and the schedules hereto shall survive the Closing unless otherwise expressly provided for by their terms.

(b) Indemnification of Acquiror Indemnified Persons. Each of the Shareholders shall jointly and severally indemnify and hold harmless and satisfy and defend Acquiror, the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents (each an “Acquiror Indemnified Person” and collectively, “Acquiror Indemnified Persons”) against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses and Taxes) (collectively “Damages”) arising out of or resulting from:

(i) any breach of any representation or warranty made by Target or, in the case of Section 3.10(u), the Principal Shareholders in this Agreement or in any of the certificates delivered to Acquiror by Target pursuant to this Agreement (without giving effect to any materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Target Disclosure Schedule made or purported to have been made on or after the date of this Agreement) during the applicable Survival Period;

(ii) any non-fulfillment or breach of, or default in connection with, any covenant or agreement by Target under this Agreement;

(iii) any Transaction Expenses Excess Amount which have not been paid from the Aggregate Purchase Price;

(iv) in the event that Damages exceed the amount of the Escrow Fund, then the Shareholders, who shall agree thereto in the Letter of Transmittal provided with the exchange procedures of Section 2.7(c), shall also jointly and severally indemnify the Acquiror Indemnified Persons for any such Damages up to an amount equal to 50% of the Aggregate Purchase Price. In no event shall any Shareholder have any liability pursuant to this Section 9 in excess of such Shareholder’s pro rata portion of the Aggregate Purchase Price payable to such Shareholder.

(c) Threshold for Claims. No claim for Damages shall be made under Section 9 unless the aggregate of Damages exceeds $100,000 for which claims are made hereunder by the Acquiror Indemnified Persons in which case the Acquiror Indemnified Person shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 9.2(c) (the

“Limitation”); provided, however, that any claim for Damages arising out of or resulting from Section 9.2(e) or from Section 9.2(b)(iii) above shall not be subject to such Limitation and Acquiror shall immediately be entitled to be indemnified, and receive payment, for all Damages related thereto.

(d) Determination of Damages. The amount of any Damages with respect to any claim for indemnification hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the Indemnifying Person up to the amount paid by the Indemnifying Person if received after payment of the indemnification claim by the Indemnifying Person).

(e) No Limitations. Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement shall limit the rights, remedies or claims of any party for fraud, intentional misrepresentation or intentional breach.

9.3 Escrow Period; Release From Escrow.

(a) The Escrow Period shall terminate upon the expiration of the twelve-month period after the Closing Date (the “Termination Date”); provided, however, that a portion of the Escrow Fund that, in the reasonable judgment of Acquiror subject to the objection of the Shareholders’ Agent and the subsequent litigation of the matter in the manner provided in Section 9.6 hereto, is necessary to satisfy any unsatisfied claims made in accordance with Section 9.2 hereof prior to the Termination Date and specified in any Officer’s Certificate (as defined in Section 9.4 below) delivered to the Escrow Agent prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, shall remain in the Escrow Fund until such claims have been resolved or until any such portion of such amount is determined by Acquiror in good faith or a court of competent jurisdiction to be no longer necessary to satisfy such claims.

(b) Within five (5) business days after the Termination Date, the Escrow Agent shall release from the Escrow Fund to the Shareholders their pro rata portion of the Escrow Shares less, with respect to each such Shareholder, the number of Escrow Shares with an aggregate value (as determined pursuant to Section 9.4) equal to the sum of (i) such Shareholder’s pro rata portion of any liability described in an Officer’s Certificate delivered to Acquiror in accordance with Section 9.4 and (ii) such Shareholder’s pro rata portion of any liability described in an Officer’s Certificate delivered to the Escrow Agent in accordance with Section 9.3(a) with respect to any pending but unresolved indemnification claims of an Acquiror Indemnified Person. Any Escrow Shares shall be released to the Shareholders or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved or until any such portion of such amount is determined by Acquiror in good faith or a court of competent jurisdiction to be no longer necessary to satisfy such claims. Escrow Shares shall be released to the respective Stockholders in proportion to their pro rata portion of the Merger Consideration. Acquiror will take such action as may be necessary to cause such certificates representing Escrow Shares to be issued in the names of the appropriate persons. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders. In lieu of any fraction of an Escrow Share to which a Stockholder would otherwise be entitled, such holder will receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Closing Price.

(c) No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Shareholder, prior to the delivery to such Shareholder of such Shareholder’s pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

(d) The Escrow Agent is hereby granted the power to affect any transfer of Escrow Shares contemplated by this Agreement. Acquiror will cooperate with the Escrow Agent in promptly issuing stock certificates to affect such transfers.

9.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of Target and the Shareholders set forth in Section 9.2, and that a claim for such Damages has been made in accordance with Section 9.2 hereof prior to the Termination Date, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 9, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock held in the Escrow Fund having a value equal to such Damages. The form of the Merger Consideration paid to Acquiror in connection with the indemnification of such Damages shall be in the same proportion as paid into the Escrow Fund. For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Average Closing Price as determined as of the execution and delivery of this Agreement.

9.5 Objections to Claims.

(a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent. For a period of twenty (20) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock, cash or other assets pursuant to Section 9.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock in the Escrow Fund in accordance with Section 9.4 hereof, provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such twenty (20) day period.

(b) In case the Shareholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have twenty (20) days to respond in a written statement to the objection of the Shareholders’ Agent. If after such twenty (20) day period there remains a dispute as to any claims, the Shareholders’ Agent and Acquiror shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other assets from the Escrow Fund in accordance with the terms thereof.

9.6 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the Shareholders’ Assets and Acquiror pursuant to Section 9.5, either Acquiror or the Shareholders’ Agent may initiate formal legal action with the applicable court in Austin, Texas to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

9.7 Shareholders’ Agent.

(a) Appointment. Ren-Yuh Wang shall be constituted and appointed as agent and attorney-in-fact (“Shareholders’ Agent”) for and on behalf of the Shareholders, and this shall be confirmed in the Letter of Transmittal received from all Shareholders under the exchange procedures of Section 2.7(c). The Shareholders’ Agent shall have full power and authority to represent all of the Shareholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Shareholders’ Agent hereunder and thereunder shall be binding upon all such Shareholders and their successors as if expressly confirmed and ratified in writing by each of them and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders’ Agent shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Shareholders, as fully as if the Shareholders were acting on their own behalf, including executing the Escrow Agreement and this Agreement as Shareholders’ Agent, giving and receiving notices, instructions and communications permitted or required under this Agreement or the Escrow Agreement, interpreting this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein of all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders’ Agent in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Shareholders, reviewing, negotiating and compromising the Closing Working Capital Calculation, authorizing delivery to Acquiror of the Acquiror Common Stock or cash or other assets from the Escrow Fund in satisfaction of claims by Acquiror, objecting to such deliveries, agreeing to, negotiating and entering into settlements and compromises of, demanding arbitration or other legal proceedings and complying with orders of courts and awards of arbitrators, with respect to such claims, engaging counsel or accountants or other representatives in connection with the foregoing matters, and taking all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing.

(b) Authorization. By their approval and adoption of this Agreement, the Shareholders hereby authorize the Shareholders’ Agent, on the Shareholders’ behalf, to:

(i) receive all notices or documents given or to be given to any of the Shareholders by Acquiror pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) deliver to Acquiror at the Effective Time of Merger I all certificates and documents to be delivered to Acquiror by any of the Shareholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Shareholders and deposited with the Shareholders’ Agent for such purpose;

(iii) engage counsel, and such accountants and other advisors for any of the Shareholders and incur such other expenses on behalf of any of the Shareholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Shareholders’ Agent may in its sole discretion deem appropriate;

(iv) take such action on behalf of any of the Shareholders as the Shareholders’ Agent may in its sole discretion deem appropriate in respect of:

a) taking such other action as the Shareholders’ Agent or any of the Shareholders is authorized to take under this Agreement or the Escrow Agreement:

b) receiving all documents or certificates and making all determinations, on behalf of any of the Shareholders, required or permitted under this Agreement or the Escrow Agreement;

c) all such other matters as the Shareholders’ Agent may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

d) all such action as may be necessary after the Effective Time of Merger I to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 9 and any waiver of any obligation of Acquiror or the Surviving Corporation.

All actions, decisions and instructions of the Shareholders’ Agent shall be conclusive and binding upon all of the Shareholders and no Shareholder shall have any claim or cause of action against the Shareholders’ Agent, and the Shareholders’ Agent shall have no liability to any Shareholder, for any action taken, decision made or instruction given by the Shareholders’ Agent in connection with the Escrow Agreement or this Agreement, except in the case of its own gross negligence or willful misconduct.

(c) No Liability. The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Shareholders shall severally indemnify and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(d) Access to Information. The Shareholders’ Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target’s and Acquiror’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(e) Reasonable Reliance. In the performance of its duties hereunder, the Shareholders’ Agent shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and accurate. The Shareholders’ Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f) Attorney-in-Fact.

(i) The Shareholders’ Agent is hereby appointed and constituted the true and lawful attorney-in-fact of each Shareholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Shareholders’ Agent; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

(ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law,

whether by such Shareholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the later of the Termination Date and the complete distribution of the Escrow Fund.

(iii) Each Shareholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders’ Agent taken in good faith under the Escrow Agreement.

(iv) Notwithstanding the power of attorney granted in this Section 9.7(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Shareholders having signed or given such directly instead of the Shareholders’ Agent.

(g) Binding Appointment. The provisions of this Agreement, including without limitation Section 9.7 hereof, shall be binding upon each Shareholder and the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(h) Bond and Compensation. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Shareholders.

9.8 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund or the Shareholders, Acquiror shall notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Target Shareholders for whom Merger Consideration otherwise issuable to them is deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with counsel of their choice and with the consent of Acquiror which shall not be unreasonably withheld. Acquiror shall have the right in its reasonable discretion to settle any such claim, provided that Acquiror shall consult with the Shareholders’ Agent and any counsel engaged to participate in the defense of such claim regarding such settlement and the Shareholders’ Agent shall consent to such settlement which consent shall not be unreasonably withheld. In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall have no power or authority to object under Section 9.5 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Fund or the Shareholders for indemnity with respect to such settlement.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a)	if to Acquiror, Merger Sub I or Merger Sub II, to:

  SigmaTel, Inc.

  1601 South Mopac Expressway, Suite 100

  Austin, Texas 78746

  Attention: Ronald Edgerton

  Fax:      (512) 381-4125

  Tel:       (512) 381-3700

  with a copy to:

  DLA Piper Rudnick Gray Cary US LLP

  1221 South MoPac Expressway, Suite 400

  Austin, TX 78746

  Attention: Paul E. Hurdlow

  Fax:      (512) 457-7001

  Tel:       (512) 457-7000

(b)	if to Target, to:

  Protocom Corporation

  10700 N. Tantau Avenue

  Cupertino, California 95014

  Attention: Ren-Yuh Wang

  Fax:      (408) 255-8547

  Tel:       (408) 408-343-0976

  with a copy to:

  Baker McKenzie LLP

  660 Hansen Way

  Palo Alto, CA 94304

  Attention: Michael J. Madda

  Fax:      (650) 856-9299

  Tel:       (650) 856-5550

(c)	if to Shareholders’ Agent, to:

  Ren-Yuh Wang

  10700 N. Tantau Avenue

  Cupertino, California 95014

  Fax:      (408) 255-8547

  Tel:       (408) 343-0976

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, that certain Deposit Agreement entered into by Acquiror and Target dated as of July 15, 2005 and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein and shall not be assigned by operation of law or otherwise without the written consent of the other party.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as set forth in Section 9.2(e), the parties agree that, from and after the Effective Time of Merger I, the remedies provided in Section 9 and Section 10.8 shall be the exclusive remedies at law or in equity for any claims relating to or arising out of this Agreement or the transactions contemplated hereby.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware; provided that the effectiveness of the Mergers shall be governed by the California Law and the DGCL. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Court of Chancery located within Newcastle County, Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Specific Enforcement. Each party acknowledges and agrees that the other party would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the first party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which each party is entitled at law or in equity.

10.9 Guarantee. Acquiror agrees to take all action necessary to cause Merger Sub I, Merger Sub II, Surviving corporation I or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to Target and the Shareholders the full and complete performance by Merger Sub I, Merger Sub II, and Surviving Corporation I or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub I, Merger Sub II or the Surviving Corporation, as applicable, under this Agreement.

10.10 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, Target, Acquiror, Merger Sub I, Merger Sub II, Principal Shareholders and Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PROTOCOM CORPORATION:		PRINCIPAL SHAREHOLDERS:

By:	/s/ Ren-Yuh Wang	/s/ Ren-Yuh Wang
	Ren-Yuh Wang President and Chief Executive Officer	Ren-Yuh Wang

SIGMATEL, INC.

By:	/s/ Ronald Edgerton	/s/ Yi-Yung Jeng
	Ronald Edgerton President and Chief Executive Officer	Yi-Yung Jeng

AMOEBA ACQUISITION CORPORATION

By:	/s/ Ross Goolsby
Ross Goolsby President

AMOEBA II ACQUISITION CORPORATION

By:	/s/ Ross Goolsby
Ross Goolsby President

SHAREHOLDERS’ AGENT

/s/ Ren-Yuh Wang
Ren-Yuh Wang